Filed Pursuant to Rule 424(b)(3)
Registration No. 333-291022

PROSPECTUS

Up to 5,970,181 Shares of Common Stock

This prospectus relates to the possible resale, from time to time by the selling stockholders named in this prospectus, of up to an aggregate of 2,547,789 shares (the “PIPE Shares”) of our common stock, par value $0.01 per share (“common stock”), consisting of (i) 36,237 shares (the “August Shares”) issued pursuant to that securities purchase agreement, dated August 26, 2025 (the “August SPA”) and (ii) 2,511,552 shares of common stock (the “September Shares”) issued pursuant to that securities purchase agreement dated September 29, 2025 (the “Cash SPA”). This prospectus also relates to the possible resale, from time to time, by the selling stockholders named in this prospectus of up to 3,422,392 shares of common stock (the “Warrant Shares”), consisting of (i) 1,855,151 shares of common stock underlying pre-funded warrants issued pursuant to the Cash SPA (the “Cash PIPE Warrant Shares” and such warrants, the “Cash PIPE Warrants”); (ii) 218,335 shares of common stock underlying warrants (the “Agent Warrant Shares” and such warrants, the “Agent Warrants”) that were issued to designees of H.C. Wainwright & Co, LLC (“Wainwright”) as compensation; and (iii) 1,348,906 shares of common stock underlying warrants (the “Advisor Warrant Shares” and such warrants, the “Advisor Warrants”) that were issued to DNA Holdings Venture, Inc. (“DNA”). The Cash PIPE Warrants, Agent Warrants, and Advisor Warrants are collectively referred to as the “Warrants.” The PIPE Shares and Warrant Shares are collectively referred to as the “Shares.”

Our registration of the securities covered by this prospectus does not mean that the selling stockholders will sell any of the Shares or exercise any of the Warrants. We are not offering for sale any shares of our common stock pursuant to this prospectus. The selling stockholders may sell or otherwise dispose of the Shares publicly or through private transactions at prevailing market prices or at negotiated prices. We provide more information about how the selling stockholders may sell their Shares in the section entitled “Plan of Distribution.”

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We will bear all costs, expenses and fees in connection with the registration of the Shares. The selling stockholders will bear all commissions and discounts, if any, attributable to their respective sales of the Shares. For more information about the selling stockholders, please see the section entitled “Selling Stockholders.”

We will not receive any proceeds from the sale of Shares by the selling stockholders. We will, however, receive the proceeds from any cash exercises of Warrants.

On November 21, 2025, we held approximately 5.6 billion Aethir tokens (“ATH”), with a market value of approximately $90.2 million, based on a price of $0.0161 per ATH, the price reported on the Coinbase exchange as of 4:00 p.m. ET on such date, of which 3.6 billion ATH are locked and subject to vesting and/or transfer restrictions and 2.0 billion ATH are unlocked.

Our common stock is listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “POAI”. On November 21, 2025, the last reported sale price of our common stock on Nasdaq was $6.48 per share.

Investing in our common stock involves a high degree of risk. Please read the information contained in and incorporated by reference under the heading “Risk Factors” beginning on page 14 of this prospectus and the risk factors described in the documents that are incorporated by reference into this prospectus, as they may be amended, updated or modified periodically in our reports filed with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 24, 2025.

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We have not, nor has any selling stockholder, authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained in or incorporated by reference into this prospectus or any applicable free writing prospectus. You must not rely upon any information or representation not contained in or incorporated by reference into this prospectus or any applicable free writing prospectus as if we had authorized it. This prospectus and any applicable free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus or any applicable free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus, the documents incorporated herein and therein by reference and any applicable free writing prospectus is correct on any date after their respective dates, even though this prospectus or an applicable free writing prospectus is delivered or securities are sold on a later date. Our business, financial condition, results of operations and cash flows may have changed since those dates.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, utilizing a shelf registration process, pursuant to which the selling stockholders named herein may, from time to time, offer and sell or otherwise dispose of the securities covered by this prospectus. This prospectus describes the specific terms of this offering. We urge you to carefully read this prospectus and the documents incorporated by reference herein and therein, before buying any of the securities being offered under this prospectus. To the extent that any statement that we make in this prospectus is inconsistent with statements made in any documents incorporated by reference herein filed prior to the date of this prospectus, the statements made in this prospectus will be deemed to modify or supersede those made in such documents incorporated by reference herein.

You should rely only on the information contained in this prospectus and any related free-writing prospectus that we or the selling stockholders provide to you or incorporated herein by reference in this prospectus. Neither we nor the selling stockholders have authorized anyone to provide you with different or additional information. If anyone provides you with different, additional or inconsistent information, you should not rely on it.

The selling stockholders are offering to sell securities only in jurisdictions where such offers and sales are permitted. The distribution of this prospectus and the offering of the securities in certain jurisdictions or to certain persons within such jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the securities and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

You should assume that the information in this prospectus is accurate only as of the date on the front cover and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus and the documents incorporated by reference herein when making your investment decision. You should also read and consider the information in the documents we have referred you to in the sections of this prospectus titled “Where You Can Find More Information” and “Information Incorporated by Reference.”

The representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements made in this prospectus are “forward-looking statements” that indicate certain risks and uncertainties related to Predictive Oncology Inc. (the “Company”), many of which are beyond the Company’s control. The Company’s actual results could differ materially and adversely from those anticipated in such forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this report. Important factors that may cause actual results to differ from projections include:

•	Continued negative operating cash flows;

•	Our capital needs to accomplish our goals, including any further financing, which may be highly dilutive and may include onerous terms;

•	Risks related to recent and future acquisitions, including risks related to the benefits and costs of acquisition;

•	Risks related to our partnerships with other companies, including the need to negotiate the definitive agreements; possible failure to realize anticipated benefits of these partnerships; and costs of providing funding to our partner companies, which may never be repaid or provide anticipated returns;

•	Risks related to the initiation, formation, or success of our collaboration arrangements, commercialization activities and product sales levels by our collaboration partners and future payments that may come due to us under these arrangements;

•	Risk that we will be unable to protect our intellectual property or claims that we are infringing on others’ intellectual property;

•	The impact of competition;

•	Acquisition and maintenance of any necessary regulatory clearances applicable to applications of our technology;

•	Inability to attract or retain qualified senior management personnel, including sales and marketing personnel;

•	Risk that we never become profitable if our products and services are not accepted by potential customers;

•	Possible impact of government regulation and scrutiny;

•	Unexpected costs and operating deficits, and lower than expected sales and revenues, if any;

•	Adverse results of any legal proceedings;

•	The volatility of our operating results and financial condition,

•	Management of growth;

•	Risk that our business and operations could be materially and adversely affected by disruptions caused by economic and geopolitical uncertainties as well as epidemics or pandemics;

•	The success of our digital asset treasury strategy;

•	The volatile and unpredictable changes in the price of ATH;

•	The expected growth of the ATH ecosystem;

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•	The availability of opportunities to stake ATH; and

•	Other specific risks that may be alluded to in this report.

In some cases, you can identify forward-looking statements by terms such as “may”, “will”, “should”, “could”, “would”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “projects”, “predicts”, “potential” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement.

You should read this prospectus and the documents we have filed with the SEC that are incorporated by reference and any free writing prospectus that we have authorized for use in connection with this offering completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

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PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in, or incorporated by reference into this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common stock. For a more complete understanding of our company and this offering, we encourage you to read and consider carefully the more detailed information in this prospectus, the applicable prospectus supplements and any related free writing prospectuses, including the risks of investing in our common stock discussed under the sections entitles “Risk Factors” contained in this prospectus, the applicable prospectus supplements and any related free writing prospectuses, and under similar sections in the other documents that are incorporated by reference into this prospectus. You should also carefully consider the other information incorporated by reference into this prospectus, including our financial statements and related notes, and the exhibits to the registration statement of which this prospectus is a part.

Unless the context indicates otherwise, as used in this prospectus, the terms “we,” “us,” “our,” “our company,” “Predictive Oncology” and “our business” refer to Predictive Oncology Inc.

About Predictive Oncology

We are a knowledge and science-driven company that applies artificial intelligence (“AI”) to support the discovery and development of optimal cancer therapies, which can ultimately lead to more effective treatments and improved patient outcomes. We use AI and a proprietary biobank of 150,000+ tumor samples, categorized by tumor type, to provide actionable insights about drug compounds to improve the drug discovery process and increase the probability of drug compound success. We offer a suite of solutions for oncology drug development from early discovery to clinical trials.

Our mission is to change the landscape of oncology drug discovery and enable the development of more effective therapies for the treatment of cancer. By harnessing the power of machine learning, and scientific rigor, we believe that we can improve the probability of success of advancing pharmaceutical and biological drug candidates with a higher degree of confidence.

We provide optimized, high-confidence drug-response predictions through the application of AI using our proprietary biobank of tumor samples to enable a more informed selection of drug/tumor combinations and increase the probability of success during development. We also create and develop tumor-specific 3D cell culture models mimicking the physiological environment of human tissue enabling better-informed decision-making during development.

We provide services that include the application of AI using our proprietary biobank of 150,000+ tumor samples. We also create proprietary 3D culture models used in drug development and provides other contract services and research in the drug discovery continuum.

We also operate a digital asset treasury (the “Treasury Strategy”) focused on the Aethir token (“ATH”), creating the world’s first Strategic Compute Reserve. Through our holdings of ATH, we function as an operator on the Aethir ecosystem, strengthening Aethir’s ability to provide the global infrastructure layer for the future of AI, democratizing access to AI infrastructure. For more information, see the below section “Our Treasury Strategy.”

Drug Discovery and Development Solutions

The growing demand for the improvement in the discovery and development process of novel drug therapies is driving the demand for AI-empowered solutions. Growing partnerships and cooperation are expected to fuel global market for AI in drug development. The adoption of AI solutions in the drug development process increases efficiency, reduces cycle time, and increases the productivity and accuracy of the risky and long process. Due to these advantages, the importance of AI in drug discovery and development is expected to drive the global market. AI-powered drug discovery is an emerging approach that considers individual variability in multi-omics, including genes, disease and environment to develop effective therapies. This approach predicts more accurately which treatment, dose, and therapeutic regimen could provide the best possible clinical outcome. Biopharmaceutical companies, contract research organizations, academia, and other stakeholders began integrating AI-based solutions in their drug development processes to enhance outcomes and curb costs.

We believe we are uniquely positioned with our PEDAL platform to provide early insights that clients can use to prioritize drugs for development and identify biomarker-informed indications. In addition, the PEDAL platform can be used to re-purpose previously failed drug compounds. We aim to leverage the PEDAL platform for our biopharma clients and help them prioritize their oncology portfolio. The PEDAL platform supports a biopharma client’s decision on the drug molecules with a higher likelihood of clinical success. With PEDAL, we look to improve/enhance the way that the biopharma industry carries out the development of oncology drugs. We believe our platform provides unique financial- and time-saving advantages for pharmaceutical companies.

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We believe the passage of the FDA Modernization Act 2.0 will increase the use of non-animal methods to study the mechanisms of diseases and to test the effectiveness of new drugs. The FDA Modernization Act 2.0 allows for alternatives to animal-testing requirements for the development of drugs and allows drug manufacturers to opt out of animal testing while utilizing other testing methods to develop drugs, such as cell-based assays, organ-on-a-chip technology, computer models, and other human biology-based test methods. We expect the market to continue to grow due to a shift towards more efficient, accurate and predictive models.

Our Treasury Strategy

On September 29, 2025, we announced the launch of our the Treasury Strategy, which is focused on ATH. Aethir is a leading decentralized physical infrastructure network developed by DCI Foundation, a Panama foundation company (“DCI”), that provides a decentralized graphics processing unit (“GPU”) network, which connects producers and consumers of GPU compute power at enterprise scale, supporting applications such as artificial intelligence computation, gaming and cloud workloads. ATH, the native token of the Aethir network, is a utility token used for GPU rentals, staking, validation and the provision of ecosystem rewards on the Aethir network. ATH functions as a proxy for a unit of GPU compute power and serves as a medium of exchange and unit of incentives for participants in the Aethir network. Participants in the Aethir network can generate yield or other rewards by staking or lending ATH or by otherwise serving as a source of ATH liquidity. On November 21, 2025, we held approximately 5.6 billion ATH, with a market value of approximately $90.2 million, based on a price of $0.0161 per ATH, the price reported on the Coinbase exchange as of 4:00 p.m. ET on such date, of which 3.6 billion ATH are locked and subject to vesting and/or transfer restrictions and 2.0 billion ATH are unlocked.

Pursuant to the Treasury Strategy, we intend to acquire additional ATH in the open market and to earn yield on our ATH treasury holdings by engaging in ATH staking and other activities. As a holder of ATH, we accrue unrealized gains from any appreciation (or would be subject to unrealized losses from any depreciation) in the value of ATH tokens, which trade on various cryptocurrency exchanges.

The Treasury Strategy is overseen by the Cryptocurrency Subcommittee of our board of directors, as well as our Chief Investment Officer, who reports to such committee. In addition, our Treasury Strategy is managed by DNA Holdings Venture, Inc. (“DNA”) pursuant to the Asset Management Agreement (as defined below) and the Strategic Advisor Agreement (as defined below). DNA is permitted to stake and/or lend ATH in the Treasury Strategy.

In addition to operating our AI drug discovery and development business, our management is focusing its resources on the Treasury Strategy and a significant portion of our balance sheet is allocated to holding ATH pursuant to our Treasury Strategy.

Currently the Treasury Strategy is primarily dedicated to ATH, and we do not intend to allocate treasury assets to other digital assets in the near term. As a result, our assets are highly concentrated in a single digital asset. Adverse developments specific to ATH, its protocol, or its ecosystem could have a disproportionate impact on our financial condition and results of operations.

Our Treasury Strategy is intended to bring value to our stockholders through the following:

•	utilizing proceeds from equity and debt financing to purchase and hold ATH;

•	staking the majority of the ATH in our treasury to earn a staking yield and turn the treasury into a productive asset;

•	purchasing locked ATH at a discount to the current spot price; and

•	selling our ATH holdings, whether on the open market, through block trades, or other negotiated transactions, for various reasons and at various times, including, in order to fund our working capital and general corporate needs.

There can be no assurance that the value of ATH will increase, and investors should carefully consider the risks associated with digital assets.

Corporate Information

Our principal executive offices are located at 91 43rd Street, Suite 110 Pittsburgh, Pennsylvania and our telephone number is (412) 432-1500.

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We were originally incorporated in Minnesota on April 23, 2002, and reincorporated in Delaware in 2013. We changed our name from Skyline Medical Inc. to Precision Therapeutics Inc. on February 1, 2018 and to Predictive Oncology Inc. on June 13, 2019. Additional information about us is available on our website at predictive-oncology.com. Information contained on our website is not incorporated by reference into this prospectus. For a description of our business, financial condition, results of operations and other important information regarding us, we refer you to our filings with the SEC incorporated by reference into this prospectus. For instructions on how to find copies of these documents, see “Where You Can Find More Information.”

Recent Developments

The August Offering

On August 26, 2025, we entered into the August SPA with an accredited investor pursuant to which we sold and issued the August Shares, at a purchase price of $0.76 per share, in a private placement transaction (the “August Offering”). The August Offering closed on August 26, 2025. We received gross proceeds from the August Offering of approximately $413,093, before deducting offering expenses. We intend to use the net proceeds from this offering for working capital and general corporate purposes.

The August SPA contains customary representations, warranties, agreements, indemnification rights and obligations of the parties. Pursuant to the terms of the August SPA, we agreed to certain restrictions on the issuance and sale of common stock (and common stock equivalents) following the closing of the August Offering through October 31, 2025, subject to certain exceptions contained therein. In addition, pursuant to the terms of the August SPA, we granted the purchaser in the August Offering a 100% participation right in future offerings of our equity securities through October 31, 2025, which was subsequently waived in connection with the September Offering (as defined below). Pursuant to the terms of the August SPA, we are required to prepare and file a registration statement with the SEC that registers the August Shares for resale on or prior to the 90th day after the date of the August SPA. The registration statement of which this prospectus forms a part is being filed in part to satisfy this requirement.

Reverse Stock Split

On September 29, 2025, the Company effectuated a one-for-fifteen (1:15) reverse stock split (the “Reverse Stock Split”). The common stock began trading on Nasdaq on a split-adjusted basis on September 30, 2025. There was no change to the number of authorized shares of common stock or the par value per share of common stock. No fractional shares were issued as a result of the Reverse Stock Split and any fraction of a share of common stock created as a result of the Reverse Stock Split was rounded up to the nearest whole share.

The September Offering

On September 29, 2025, we entered into the Cash SPA with certain accredited investors pursuant to which we agreed to sell and issue to such investors in a private placement (the “Cash PIPE Offering”) (i) the September Shares, at a purchase price of $11.6265 per share (the “Per Share Purchase Price”), and (ii) the Cash PIPE Warrants to purchase the Cash PIPE Warrant Shares, at a purchase price per Cash PIPE Warrant equal to the Per Share Purchase Price minus the Cash PIPE Warrant Exercise Price (as defined below), with such purchase price pre-funded on October 7, 2025 (the “Closing Date”). We received aggregate cash gross proceeds of approximately $50.77 million, before deducting placement agent fees and expenses.

The unfunded exercise price of each Cash PIPE Warrant is a fixed nominal amount of $0.01 per underlying Cash PIPE Warrant Share (the “Cash PIPE Warrant Exercise Price”). The exercise price and the number of Cash PIPE Warrant Shares issuable upon exercise of each Cash PIPE Warrant is subject to appropriate adjustment in the event of certain stock dividends, stock splits, stock combinations or similar events affecting the common stock. The Cash PIPE Warrants are exercisable in cash or by means of a cashless exercise, and will have no expiration date. The Cash PIPE Warrants may not be exercised if the aggregate number of shares of common stock beneficially owned by the holder thereof (together with its affiliates) immediately following such exercise would exceed a specified beneficial ownership limitation; provided, however, that a holder may increase or decrease the beneficial ownership limitation by giving notice to the Company (61 days’ notice for increases), but not to any percentage in excess of 19.99%.

On September 29, 2025, in a separate private placement transaction (the “Crypto PIPE Offering” and, collectively with the Cash PIPE Offering, the “September Offering”), we entered into a securities purchase agreement (the “Crypto SPA” and, together with the Cash SPA, the “September SPAs”) with certain accredited investors pursuant to which we agreed to sell and issue to such investors pre-funded warrants (the “Crypto PIPE Warrants”) to purchase an aggregate of up to 14,903,393 shares of common stock (the “Crypto PIPE Warrant Shares”) at a purchase price per Crypto PIPE Warrant equal to the Per Share Purchase Price minus the Crypto PIPE Warrant Exercise Price (as defined below), with such purchase price being pre-funded on the Closing Date. The purchasers in the Crypto PIPE Offering tendered ATH to the Company as consideration for the Crypto PIPE Warrants. We received in-kind contributions of locked and unlocked ATH with an aggregate notional value of approximately $292.7 million, representing a discounted value of approximately $173.3 million.

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The unfunded exercise price of each Crypto PIPE Warrant is a fixed nominal amount of $0.01 per underlying Crypto PIPE Warrant Share (the “Crypto PIPE Warrant Exercise Price” and together with the Cash PIPE Warrant Exercise Price, the “Warrant Exercise Prices”). The Crypto PIPE Warrants may not be exercised for common stock prior to the receipt of shareholder approval for the issuance of the shares of common stock underlying the Crypto PIPE Warrants, which we are obligated to request promptly following the Closing Date. The exercise price and the number of Crypto PIPE Warrant Shares issuable upon exercise of each Crypto PIPE Warrant is subject to appropriate adjustment in the event of certain stock dividends, stock splits, stock combinations, or similar events affecting the common stock. The Crypto PIPE Warrants are exercisable in cash or by means of a cashless exercise and will have no expiration date. The Crypto PIPE Warrants may not be exercised if the aggregate number of shares of common stock beneficially owned by the holder thereof (together with its affiliates) immediately following such exercise would exceed a specified beneficial ownership limitation; provided, however, that a holder may increase or decrease the beneficial ownership limitation by giving notice to the Company (61 days’ notice for increases), but not to any percentage in excess of 19.99%.

The September SPAs contain customary representations, warranties, agreements, indemnification rights and obligations of the parties. Pursuant to the September SPAs, we agreed to certain restrictions on the issuance and sale of our equity securities for a period beginning on the date of the September SPAs until the 180th day following the date on which a Resale Registration Statement (as defined below) filed pursuant to the Registration Rights Agreement (as defined below) becomes effective, subject to certain customary exceptions, including, without limitation, issuances (i) contemplated by the September SPAs, (ii) pursuant to employee benefit plans or (iii) pursuant to any at-the-marketing offering sales agreement or similar agreement.

The September Offering closed on October 7, 2025. We intend to use the in-kind contribution of ATH to fund the Treasury Strategy and to use the remaining net proceeds from the September Offering primarily to fund the acquisition of ATH in the open market in support of the Treasury Strategy, as well as for working capital and general corporate purposes.

Side Letter

On September 29, 2025, in connection with the September Offering, we entered into a side letter agreement (the “Side Letter”) with DCI supplementing the Crypto SPA. The Side Letter provides that DCI will be responsible if any digital assets contributed pursuant to the Crypto SPA that are subject to transfer restrictions (the “Locked Crypto”) are not released from such restrictions as expected or cannot be used by the Company due to issues attributable to DCI, and entitles the Company to seek equitable relief if DCI does not cure such failure within five business days of notice. The Side Letter further obligates DCI to deliver to the Company an additional twenty percent (20%) of the number of ATH tokens purchased by us on the open market, within thirty days of each such purchase. In addition, DCI makes certain representations regarding the ability of the Locked Crypto to generate yield and that the vesting provisions applicable to the Locked Crypto will not interfere with the Treasury Strategy, and the Side Letter further provides that DCI will have no claims against us in connection with any disputes relating to the valuation or contribution of Locked Crypto.

Engagement Agreement

Wainwright acted as the exclusive placement agent in connection with the September Offering. Pursuant to that certain engagement agreement we entered into with Wainwright, dated May 14, 2024, as amended on February 18, 2025, June 1, 2025 and September 21, 2025 (the “Engagement Agreement”), Wainwright was entitled to a cash fee of 5% of the gross cash proceeds paid by investors in the September Offering (excluding any proceeds tendered to us in the form of digital assets). Additionally, we agreed to issue Wainwright (or its designees) Agent Warrants to purchase the Agent Warrant Shares equal to 5% of the September Shares and the Cash PIPE Warrants sold pursuant to the Cash SPA. The Agent Warrants are exercisable for five years from the date of issuance at an exercise price equal to $11.6265 per share. We also agreed to reimburse Wainwright for its reasonable expenses in connection with the September Offering.

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Strategic Advisor Agreement

On October 7, 2025, in connection with the Treasury Strategy, we entered into a strategic advisor agreement (the “Strategic Advisor Agreement”) with DNA, pursuant to which we engaged DNA as a non-exclusive strategic advisor to provide financial advisory services related to digital asset strategies and business development initiatives. As compensation for its services under the Strategic Advisor Agreement, we issued the Advisor Warrants to DNA. The Advisor Warrants are exercisable for five years from the date of issuance at an exercise price equal to $11.6265 per share. The Advisor Warrants include a beneficial ownership limitation of 4.99% (or, at the election of DNA, 9.99%) of the common stock, and provide for cashless exercise and piggyback registration rights. The Strategic Advisor Agreement contains customary representations and warranties, confidentiality provisions, and limitations on liability.

Asset Management Agreement

On October 7, 2025, in connection with the Treasury Strategy, we entered into an asset management agreement (the “Asset Management Agreement”) with DNA, pursuant to which DNA, in its capacity as our asset manager (the “Asset Manager”), will provide discretionary asset management services with respect to certain of our digital assets, including cryptocurrency and tokens (the “Account Assets”). The Account Assets will include, at our discretion, cash proceeds from securities offerings, ATH, stablecoin proceeds, and any additional assets designated by the Company, excluding assets attributable to our AI-driven drug development business.

As compensation for its services, the Asset Manager will be entitled to an asset-based management fee equal to 1.00% per annum of the Account Assets, calculated and paid quarterly in advance, as well as an incentive fee equal to 25% of any profits earned on the Account Assets in excess of 7%. We will be responsible for all reasonable and documented expenses related to the operation of the account holding the Account Assets, including custodial, banking, brokerage, transaction, and other related fees.

The initial term of the Asset Management Agreement will be ten years, with automatic one-year renewal periods unless terminated by either party in accordance with the Asset Management Agreement. The Asset Management Agreement may be terminated by the Company for cause, including fraud, gross negligence, willful misconduct, or material breach by the Asset Manager, or by the Asset Manager for cause or upon certain acts of insolvency, each as described in the Asset Management Agreement. While the Asset Manager will be our exclusive asset manager, the Asset Manager may nonetheless provide similar services to other clients, and the Asset Manager or its affiliates may engage in transactions for their own accounts. The Asset Management Agreement contains customary representations, warranties, confidentiality, indemnification and limitation of liability provisions, and is governed by the laws of the State of New York.

Registration Rights Agreement

In connection with the September Offering, we entered into a registration rights agreement, dated September 29, 2025 (the “Registration Rights Agreement”) with the purchasers under the September SPAs, providing for the registration of the resale of the September Shares, Cash PIPE Warrant Shares, Crypto PIPE Warrant Shares and Advisor Warrant Shares, and any securities issued or then issuable upon any share split, dividend or other distribution, recapitalization or similar event with respect to the foregoing (collectively, the “Registrable Securities”) on one or more registration statements (collectively, the “Resale Registration Statements”) to be filed with the SEC no later than the 15th calendar day following the Closing Date. We have agreed to use our best efforts to cause the Resale Registration Statements to be declared effective as promptly as possible, but in no event later than, in respect of the September Shares and Cash PIPE Warrant Shares, the thirtieth calendar day following the filing date (or, in the case of a full review by the SEC, the sixtieth day thereafter), or in respect of the Resale Registration Statement to be filed for the Crypto PIPE Warrant Shares, the fifth trading day following receipt of notice by the SEC that such Resale Registration Statement will not be reviewed or is no longer subject to further review, and to keep such Resale Registration Statements continuously effective from the date on which the SEC declares them to be effective (or the Resale Registration Statements go effective pursuant to their terms) until the date that all Registrable Securities covered by such Resale Registration Statements (i) have been sold, thereunder or pursuant to Rule 144, or (ii) may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144. The registration statement of which this prospectus forms a part is being filed in part to satisfy the requirements of the Registration Rights Agreement.

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Lock-up Agreement

In connection with the September Offering, the directors and certain officers of the Company agreed not to sell, pledge or otherwise dispose of any shares of common stock or securities convertible thereinto or exercisable therefor for a period of ninety (90) days following the date on which the Resale Registration Statements are declared effective by the SEC.

Board Resignations and Appointments

On September 25, 2025, Nancy Chung-Welch, Ph.D. resigned from our Board effective as of the Closing Date. On September 26, 2025, Shawn Matthews, the Chief Executive Officer of DNA, was appointed to the Board as a Class II director, effective as of the Closing Date, to serve for as long as DNA, directly or indirectly, holds at least 10% of the shares of common stock and common stock equivalents purchased pursuant to the September SPAs, pursuant to the nomination right set forth in Section 4.20 of the Crypto SPA (the “Nomination Right”) or until DNA designates another individual to serve as a director pursuant to the Nomination Right.

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The Offering

Shares of common stock offered by the selling stockholders

We are registering the resale by the selling stockholders of an aggregate of 5,970,181 shares of common stock, consisting of:

• 2,547,789 PIPE Shares, which includes:

o 36,237 August Shares;

o 2,511,552 September Shares;

• 3,422,392 Warrant Shares, which includes:

o 1,855,151 Cash PIPE Warrant Shares;

o 218,335 Agent Warrant Shares; and

o 1,348,906 Advisor Warrant Shares.

Terms of the offering	Each selling stockholder will determine when and how it will sell the common stock offered in this prospectus, as described in “Plan of Distribution.”

Use of proceeds	We will not receive any of the proceeds from the sale of the Shares in this offering. The selling stockholders will receive all of the proceeds from this offering. We will, however, receive the proceeds of any cash exercises of the Warrants.

Risk Factors	See “Risk Factors” beginning on page 14 for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Nasdaq ticker symbol	“POAI”

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RISK FACTORS

An investment in our securities involves a number of risks. Before deciding to invest in our securities, you should carefully consider the risks described in the sections captioned “Risk Factors” contained in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as filed with the SEC, which are incorporated by reference herein in their entirety and any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. The risks described in the documents referenced above are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business. For more information, see the below section “Where You Can Find Additional Information.” Please also read carefully the above section “Special Note Regarding Forward-Looking Statements.”

Risks Related to this Offering

In making your investment decision, you should rely only on statements made in this prospectus in determining whether to purchase our securities.

You should carefully evaluate all of the information in this prospectus. We have in the past received, and may continue in the future to receive, media coverage, including coverage that is not directly attributable to statements made by our officers and employees, that incorrectly reports on statements made by our officers or employees or that is misleading as a result of omitting to state information provided by us or our officers or employees. You should rely only on the information contained in this prospectus in determining whether to purchase our securities.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may at any time, including during the pendency of this offering, offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share in this offering. We may sell shares of our common stock or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price per share paid by investors in this offering.

Because we do not anticipate paying any cash dividends on our capital stock in the foreseeable future, capital appreciation, if any, will be your sole source of gain.

We plan to reinvest all of our earnings, to the extent we have earnings, in order to continue to develop our products, to market our products, to cover operating costs and to otherwise become and remain competitive. We do not plan to pay any cash dividends with respect to our securities in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our board of directors and will depend on applicable law and then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant. See “Dividend Policy.” As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

The price of our common stock has been and may continue to be volatile and fluctuate substantially, which could result in substantial losses for purchasers of our common stock.

Our stock price has been and is likely to continue to be volatile. The stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. With the adoption of our new Treasury Policy, we expect to see additional volatility.

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As a result of this volatility, you may not be able to sell your common stock. The market price for our common stock may be influenced by many factors, including:

•	the Treasury Strategy;

•	the success of competitive products, services or technologies;

•	regulatory or legal developments in the United States and other countries;

•	the recruitment or departure of key personnel;

•	actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;

•	variations in our financial results or those of companies that are perceived to be similar to us; and

•	general economic, industry and market conditions.

Our financial results and the market price of our common stock may be affected by the prices of ATH.

As part of our capital allocation strategy for assets that are not required to provide working capital for our ongoing operations, we have invested and will continue to invest in ATH. On November 21, 2025, we held approximately 5.6 billion ATH, with a market value of approximately $90.2 million, based on a price of $0.0161 per ATH, the price reported on the Coinbase exchange as of 4:00 p.m. ET on such date, of which 3.6 billion ATH are locked and subject to vesting and/or transfer restrictions and 2.0 billion ATH are unlocked. The price of ATH has historically been subject to dramatic price fluctuations and is highly volatile. Moreover, digital assets, such as ATH, are relatively novel and the application of securities laws and other regulations to such assets is unclear in many respects. It is possible that regulators may interpret laws in a manner that adversely affects the liquidity or value of ATH. In addition, because our Treasury Policy is currently primarily concentrated in ATH, adverse developments specific to ATH, including protocol-level failures, governance decisions, validator network instability, or ecosystem contraction, could disproportionately impact our financial condition.

Any decrease in the fair value of ATH below our carrying value for such assets could require us to incur a loss due to the decrease in fair market value, and such charge could be material to our financial results for the applicable reporting period, which may create significant volatility in our reported earnings. Any decrease in reported earnings or increased volatility of such earnings could have a material adverse effect on the market price of our common stock. In addition, the application of generally accepted accounting principles in the United States, with respect to ATH, may change in the future and could have a material adverse effect on our financial results and the market price of our common stock.

In addition, if investors view the value of our common stock as dependent upon or linked to the value or change in the value of our ATH holdings, the price of ATH may significantly influence the market price of our common stock.

Risks Related to the Company’s Business and the Treasury Strategy and Holdings

We intend to use the net proceeds from the September SPAs principally to purchase digital assets, including Aethir tokens, the price of which has been, and will likely continue to be, highly volatile. Our operating results and share price may significantly fluctuate, including due to the highly volatile nature of the price of such digital assets and erratic market movements.

We intend to use the net proceeds from the September SPAs principally to purchase or otherwise acquire Aethir tokens, the native utility asset of ATH and for the establishment of our digital asset treasury operations. Digital assets, such as ATH, generally are highly volatile assets, including as a result of shifts in market sentiment, speculative trading, macroeconomic trends, technology-related disruptions and regulatory announcements. In addition, digital assets do not pay interest, dividends, distributions or other returns, unless utilized in staking or financial applications, and so the ability to generate a return on investment from the net proceeds of any capital raisings will principally depend on (i) whether there is appreciation in the value of digital assets following our purchases of digital assets with the net proceeds from such capital raisings, and (ii) any rewards from staking or otherwise utilizing such digital assets. Future fluctuations in digital asset trading prices may result in our converting digital assets into cash with a value substantially below what we paid for such digital assets, and staking reward yields may result in returns that are substantially lower than anticipated at the time of the September SPAs.

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We intend to adopt a digital asset treasury strategy with a focus on ATH, and we may be unable to successfully implement this new strategy.

We intend to adopt a digital asset treasury primarily dedicated to ATH, including potential acquisitions, including through staking and other decentralized finance and compute activities. There is no assurance that we will be able to successfully implement this new strategy or operate Aethir-related activities at the scale or profitability currently anticipated. This strategic shift requires specialized employee skillsets and operational, technical and compliance infrastructure to support ATH and related staking activities. This also requires that we implement different security protocols, and treasury management practices. Further, there is ongoing scrutiny and limited formal guidance from regulatory agencies, including Nasdaq and the SEC, with respect to the treatment of public company cryptocurrency strategies. There is no assurance that we will be able to execute this strategy by building out the needed infrastructure within the timeframe that we currently anticipate. Errors by key management could result in significant loss of funds and reduced returns. The success of our digital asset treasury strategy will depend in part upon the efforts, processes, technology and intellectual property of third parties outside of our control, including, without limitation, the developers of Aethir and any asset managers or custodians retained in connection with the strategy. As a result, our shift towards ATH could have a material adverse effect on our business and financial condition.

Our shift towards an Aethir-focused strategy requires substantial changes in our day-to-day operations and exposes us to significant operational risks.

Our shift towards an ATH treasury-focused strategy, including staking, liquid staking, enterprise compute sales and other decentralized finance activities, exposes us to significant operational risks. The Aethir ecosystem evolves rapidly, and frequent upgrades and protocol changes may require significant adjustments to our operational setup in order to participate in ATH’s staking mechanisms and ensure adequate checker nodes to support network integrity. The upgrades and protocol changes may require that we incur unanticipated costs and could cause temporary service disruptions to the Aethir network. We may also need to employ third-party service providers in our operations, which may introduce risks outside of our control, including significant cybersecurity risks. Additionally, if we stake our digital assets, those assets may be subject to lock-up or illiquidity periods during which they cannot be transferred or sold. This may materially reduce our immediate access to liquidity and could adversely affect our ability to meet operational requirements or respond to adverse market conditions. Any of these operational risks could materially and adversely affect our ability to execute our Treasury Strategy and may prevent us from realizing positive returns and could severely hurt our financial condition.

The concentration of our ATH holdings enhances the risks inherent in our Aethir-focused strategy.

We have purchased and intend to purchase ATH and increase our overall holdings of ATH in the future. The intended concentration of our ATH holdings limits the risk mitigation that we could achieve if we were to purchase a more diversified portfolio of treasury assets, and the absence of diversification enhances the risks inherent in our Aethir-focused strategy. The price of ATH experienced a significant decline in the first half of 2025, and any similar future significant declines in the price of ATH could have a more pronounced impact on our financial condition than if we used our cash to purchase a more diverse portfolio of assets.

If the Aethir network is disrupted or encounters any unanticipated difficulties or otherwise does not perform as expected, fails or experiences any other adverse consequences, the value of ATH could be negatively impacted.

If the Aethir network is disrupted or encounters any unanticipated difficulties, then the processing of transactions on the Aethir network may be disrupted, which in turn may prevent us from depositing or withdrawing ATH from our accounts with our custodian or otherwise affecting ATH transactions. Such disruptions could include, for example: the insolvency, business failure, interruption, default, failure to perform, security breach, or other problems of participants, custodians, or others; the closing of ATH trading platforms due to fraud, failures, security breaches or otherwise; or network outages or congestion, power outages, or other problems or disruptions affecting the Aethir network. The implementation of material network upgrades could result in unintentional degradation of performance. Any disruption of the Aethir network could materially impact the operation of the Aethir network, resulting in our inability to transfer or sell ATH, and could adversely impact the price of ATH.

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In addition, as the market for Graphics Processing Unit (GPU) hosting services grows, we anticipate that competition among providers of GPU hosting will intensify, potentially affecting the Aethir network. Similarly, if the market for GPU hosting services does not grow as anticipated, the Aethir network could be adversely affected. Any diminution in the value of the Aither network GPU-as-a-Service business could adversely impact the price of ATH and result in our inability to transfer or sell ATH.

ATH and other digital assets are novel assets, and are subject to significant legal, commercial, regulatory and technical uncertainty, which could materially adversely affect the Company’s financial position, operations and prospects.

ATH and other digital assets, as well as applications on networks such as Aethir, are relatively novel and are subject to significant uncertainty, which could adversely impact their price. The application of state and federal securities laws and other laws and regulations to digital assets and blockchain-based applications is unclear in certain respects, and it is possible that regulators in the United States or foreign countries may interpret or apply existing laws and regulations in a manner that adversely affects the price of ATH or other digital assets, or the ability of blockchain-based applications to operate.

The U.S. federal government, states, regulatory agencies, and foreign countries or regulatory jurisdictions may also enact new laws and regulations, or pursue regulatory, legislative, enforcement or judicial actions, that could materially impact the price of ATH or the ability of individuals or institutions such as us to own or transfer ATH and utilize blockchain-based applications on networks such as Aethir. For example, the U.S. executive branch, the SEC, the European Union’s Markets in Crypto Assets Regulation, among others, have been active in recent years, and in the United Kingdom, the Financial Services and Markets Act 2023, or FSMA 2023, became law. It is not possible to predict whether, or when, any of these developments will lead to the U.S. Congress granting additional authorities to the SEC, Commodity Futures Trading Commission (“CFTC”), or other regulators, or whether, or when, any other federal, state or foreign legislative or regulatory bodies will take any similar actions. It is also not possible to predict the nature of any such additional authorities, how additional legislation or regulatory oversight might impact the ability of digital asset markets to function or the willingness of financial and other institutions to continue to provide services to the digital assets industry, nor how any new regulations or changes to existing regulations might impact the value of digital assets generally and ATH specifically. The consequences of increased regulation of digital assets and digital asset activities could adversely affect the market price or liquidity of ATH and in turn adversely affect the market price of our common stock and our financial condition and results of operations.

Moreover, the risks of engaging in a digital asset treasury strategy are relatively novel and have created, and could continue to create, complications due to the lack of experience that third parties have with companies engaging in such a strategy, such as increased costs of director and officer liability insurance or the potential inability to obtain such coverage on acceptable terms in the future.

The growth of the digital assets industry in general, and the use and acceptance of ATH in particular, may also impact the price of ATH and is subject to a high degree of uncertainty. The pace of worldwide growth in the adoption and use of the Aethir network and ATH may depend, for instance, on public familiarity with digital assets, ease of buying, accessing or gaining exposure to ATH, institutional demand for ATH as an investment asset, the participation of traditional financial institutions and compute power providers in the digital assets industry, consumer and business demand for ATH as a means of payment, and the availability and popularity of alternatives to ATH. Even if growth in ATH adoption occurs in the near or medium-term, there is no assurance that ATH and Aethir network usage will continue to grow over the long term.

Because ATH tokens have no physical existence beyond the record of transactions on the Aethir network, a variety of technical factors related to the Aethir network could also impact the price of ATH. For example, malicious attacks against the network, hard “forks” of the ATH network into separate networks, difficulties with upgrades to the ATH network, and advances in computing technology could undercut the integrity of the ATH network and negatively affect the price of ATH. The liquidity of ATH may also be reduced and damage to the public perception of Aethir may occur if financial institutions were to deny or limit banking services to businesses that hold ATH, provide Aethir-related services or accept ATH as payment, which could also decrease the price of ATH. Additionally, any failure to properly monitor and upgrade the Aethir network could adversely affect the Aethir network and negatively affect the price of ATH.

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The liquidity of ATH may also be impacted to the extent that changes in applicable laws and regulatory requirements negatively impact the ability of exchanges and trading venues to provide services for ATH and other digital assets.

In connection with our Treasury Strategy, we expect to interact with various smart contracts deployed on the Aethir network, which may expose us to risks and technical vulnerabilities.

In connection with our Treasury Strategy, including staking, liquid staking, and other decentralized finance and decentralized compute activities, we expect to interact with various smart contracts deployed on the Aethir network in order to optimize our strategy and generate income. Smart contracts are self-executing code that operate without human intervention once deployed. Although smart contracts are integral to the functionality of staking deposit contracts, liquid staking protocols, and decentralized finance applications, they are subject to many known risks such as technical vulnerabilities, coding errors, security flaws, and exploitation attacks. Any vulnerability in a smart contract we interact with could result in the loss or theft of ATH or other digital assets, which could have a materially adverse impact on our business. In addition, certain smart contracts are upgradable or subject to certain governance controls which could result in unforeseen code errors, asset or account freezing, or the loss of digital assets. A vulnerability in a smart contract could create an unintended and unforeseeable consequence that has adverse financial consequences, such as the loss of or inability to access funds. There is no assurance that the smart contracts we integrate with or rely upon will function as intended or remain secure. Exploitation of such vulnerabilities could have a material adverse effect on our business and financial condition.

Part of our future business strategy may include acquisitions and investments in companies with Aethir-focused or blockchain strategies, and there are risks associated with the integration of any assets or operations acquired and our ability to manage those risks. In addition, we may be unable to make attractive acquisitions or successfully integrate acquired businesses, assets or properties, and any inability to do so may disrupt our business and hinder our ability to grow.

We intend to pursue a strategy focused on both ATH accumulation and future acquisitions. Accordingly, in the future we may make acquisitions of businesses or assets that we expect to complement or expand our current assets. However, we may not be able to identify attractive acquisition opportunities in the future. Even if we do identify attractive acquisition opportunities, we may not be able to complete the acquisition or do so on commercially acceptable terms. No assurance can be given that we will be able to identify additional suitable acquisition opportunities, negotiate acceptable terms, obtain financing for acquisitions on acceptable terms or successfully acquire identified targets.

The success of any acquisition will depend on our ability to integrate effectively the acquired business or asset into our existing operations. The process of integrating acquired businesses and assets may involve unforeseen difficulties and may require a disproportionate amount of our managerial and financial resources. The integration of acquisitions is a complex, costly and time-consuming process, and our management may face significant challenges in such process. Some of the factors affecting integration will be outside of our control, and any one of them could result in increased costs and diversion of management’s time and energy, as well as decreases in the amount of expected revenue.

Our failure to achieve consolidation savings, to incorporate the acquired businesses and assets into our existing operations successfully or to minimize any unforeseen operational difficulties could have a material and adverse effect on our financial condition and results of operations.

Additional ability to achieve the objectives of our business strategy depends in significant part on our ability to obtain equity and debt financing. If we are unable to obtain equity or debt financing on favorable terms or at all, we may not be able to successfully execute on our business strategy.

Changes in regulatory interpretations could require us to register as a money services business or money transmitter, leading to increased compliance costs or operational shutdowns.

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The regulatory regime for digital assets in the U.S. and elsewhere is uncertain. The Company may be unable to effectively react to proposed legislation and regulation of digital assets, which could adversely affect its business.

If regulatory changes or interpretations require us to register as a money services business with The Financial Crimes Enforcement Network (FinCEN) under the U.S. Bank Secrecy Act, or as a money transmitter under state laws, we may be subject to extensive regulatory requirements, resulting in significant compliance costs and operational burdens. In such a case, we may incur extraordinary expenses to meet these requirements or, alternatively, may determine that continued operations are not viable. If we decide to cease certain operations in response to new regulatory obligations, such actions could occur at a time that is unfavorable to investors.

Multiple states have implemented or proposed regulatory frameworks for digital asset businesses, and digital asset regulation continues to be a focus of foreign regulatory bodies, notably in the European Union. Compliance with such jurisdiction-specific regulations may increase costs or impact our business operations. Further, if we or our service providers are unable to comply with evolving federal, state or foreign regulations, we may be forced to dissolve or liquidate certain operations, which could materially impact our investors.

If any of the digital assets that we hold are classified as a security, we may be subject to extensive regulation, which could result in significant costs or force us to cease operations.

Regulatory changes or interpretations that classify digital assets that we hold as a security under the Securities Act, or the Investment Company Act of 1940, as amended (the “Investment Company Act”), could require us to register and comply with additional regulations. Compliance with these requirements could impose extraordinary, non-recurring expenses on our business. If the costs and regulatory burdens become too great, we may be forced to modify or cease certain operations, which could be detrimental to our investors.

The SEC has previously indicated that certain digital assets may be considered securities depending on their structure and use. Future developments could change the legal status of digital assets that we may hold, requiring us to comply with securities laws. If we fail to do so, we may be forced to discontinue some or all of our business activities, negatively impacting investments in our securities.

If the SEC or other regulators determine that digital assets that we may hold qualify as securities, we may be required to change our operations, wind down our operations, or register as an investment company under the Investment Company Act. This classification would subject us to additional periodic reporting, disclosure requirements, and regulatory compliance obligations, significantly increasing our operational costs. Compliance with the requirements of the Investment Company Act applicable to registered investment companies may make it difficult for us to continue our current operations, and this would materially and adversely affect our business, financial condition and results of operations. In addition, if ATH or another digital asset we hold were determined to constitute a security for purposes of the federal securities laws, we would likely take steps to reduce the percentage of ATH or such other digital assets that constitute investment assets under the Investment Company Act. These steps may include, among others, selling ATH that we might otherwise hold for the long term and deploying our cash in non-investment assets, and we may be forced to sell our ATH or other digital assets at unattractive prices, or cease our operations.

Although we do not currently engage in investing, reinvesting, or trading securities, and we do not hold ourselves out as an investment company, we could inadvertently be deemed one under the Investment Company Act. If we are unable to rely on an exclusion, we would be required to register with the SEC, which could impose additional financial and regulatory burdens.

Further, state regulators may conclude that the digital assets we hold are securities under state laws, requiring us to comply with state-specific securities regulations. States like California have stricter definitions of “investment contracts” than the SEC, increasing the risk of additional regulatory scrutiny.

Shareholders of the Company do not have the protections associated with ownership of shares in an investment company registered under the Investment Company Act or the protections afforded by the Commodity Exchange Act.

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The Investment Company Act is designed to protect investors by preventing insiders from managing investment companies to their benefit and to the detriment of public investors, such as: the issuance of securities having inequitable or discriminatory provisions; the management of investment companies by irresponsible persons; the use of unsound or misleading methods of computing earnings and asset value; changes in the character of investment companies without the consent of investors; and investment companies engaging in excessive leveraging. To accomplish these ends, the Investment Company Act requires the safekeeping and proper valuation of fund assets, restricts greatly transactions with affiliates, limits leveraging and imposes governance requirements as a check on fund management.

The Company is not a registered investment company under the Investment Company Act and does not believe that it is required to register under such act. Consequently, shareholders of the Company do not have the regulatory protections provided to investors in investment companies.

As defined in Section 1a of the Commodity Exchange Act, as administered by the CFTC, a company would be deemed to be a commodity pool if operating for the purpose of trading in “commodity interests”. The Company does not intend to engage in commodity interests and will not hold or trade in commodity interests. Consequently, the Company’s shareholders will not have the regulatory protections provided to investors in Commodity Exchange Act-regulated instruments or commodity pools.

The Company believes that Aethir, the Aethir blockchain and the assets we intend to hold are not commodity interests. However, there is a risk that assets that the Company has concluded are not commodity interests could be determined by the CFTC to be commodity interests, which could cause the Company to be deemed to be a commodity pool. If the Company was deemed to be a commodity pool, risks imposed by the Commodity Exchange Act likely would make it impractical for us to continue our business as contemplated, and could have a material adverse effect on our business, results of operations, financial condition, treasury and prospects.

The classification of digital assets that we hold as a commodity could subject us to additional CFTC regulation, resulting in significant compliance costs or the cessation of certain operations.

Under current interpretations, ATH tokens may be classified as a commodity under the Commodity Exchange Act and are subject to regulation by the CFTC. If our activities require CFTC registration, we may be required to comply with extensive regulatory obligations, which could result in significant costs and operational disruptions. Additionally, current and future legislative or regulatory developments, including new CFTC interpretations, could further impact how ATH and ATH derivatives are classified and traded.

If ATH tokens are further regulated as a commodity, we may be required to register as a commodity pool operator and register the Company as a commodity pool with the CFTC through the National Futures Association. Compliance with these additional regulatory requirements could result in substantial, non-recurring expenses, adversely affecting an investment in our securities. If we determine not to comply with such regulations, we may be forced to cease certain operations, which could negatively impact our investors.

The Company may be subject to additional tax liability if regulation or policy changes adversely affect the tax treatment of rewards from staking ATH.

The U.S. federal income tax treatment of rewards from staking digital assets such as ATH or utilizing liquid staking tokens remains uncertain and is currently the subject of debate and regulatory attention. Under current guidance by the Internal Revenue Service (“IRS”), staking rewards and transaction fees may be treated as ordinary income upon receipt, although additional guidance is expected pursuant to the President’s Working Group July 2025 report “Strengthening American Leadership in Digital Financial Technology.” If regulation or policy changes, or the interpretation or enforcement thereof, results in adverse tax treatment of rewards from staking ATH, we could be subject to increased audits by the IRS and additional tax liabilities.

We are not subject to legal and regulatory obligations that apply to investment companies such as mutual funds and exchange-traded funds, or to obligations applicable to investment advisers.

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Mutual funds, exchange-traded funds (ETFs) and their management are subject to extensive regulation as “investment companies” and “investment advisers” under U.S. federal and state law; this regulation is intended for the benefit and protection of investors. We are not subject to, and do not otherwise voluntarily comply with, these laws and regulations. This means, among other things, that the execution of our changes to our digital asset strategy, our use of leverage, our ability to engage in transactions with affiliated parties and our operating and investment activities generally are not subject to the extensive legal and regulatory requirements and prohibitions that apply to investment companies and investment advisers.

Due to the unregulated nature and lack of transparency surrounding the operations of many digital asset trading venues, digital asset trading venues experience greater risk of fraud, market manipulation and other deceptive marketing practices, as well as security failures or regulatory or operational problems than trading venues for more established asset classes, which may result in a loss of confidence in digital asset trading venues and adversely affect the value of digital assets, and the Company’s financial position, operations and prospects.

Digital asset trading venues are relatively new and, in many cases, unregulated. Furthermore, there are many digital asset trading venues that do not provide the public with significant information regarding their ownership structure, management teams, corporate practices and regulatory compliance. As a result, the marketplace may lose confidence in digital asset trading venues, including prominent exchanges that handle a significant volume of such trading and/or are subject to regulatory oversight, in the event one or more digital asset trading venues cease or pause for a prolonged period the trading of digital assets, or experience fraud, significant volumes of withdrawal, security failures or operational problems.

Negative perception, a lack of stability in the broader digital asset markets and the closure, temporary shutdown or operational disruption of digital asset trading venues, lending institutions, institutional investors, institutional miners, custodians, or other major participants in the digital asset ecosystem, due to fraud, business failure, cybersecurity events, government-mandated regulation, bankruptcy, or for any other reason, may result in a decline in confidence in digital assets and the broader digital asset ecosystem and greater volatility in the price of digital assets. The price of our listed securities may be affected by the value of our future digital asset holdings, and the failure of a major participant in the ecosystem could have a material adverse effect on the market price of our listed securities.

Our historical financial statements do not reflect the potential variability in earnings that we may experience in the future relating to our proposed holdings of digital assets. Accordingly, it may be difficult to evaluate the Company’s business and future prospects, and the Company may not be able to achieve or maintain profitability in any given period.

Our historical financial statements do not reflect the potential variability in earnings that we may experience in the future from holding or selling digital assets. The price of digital assets generally has historically been subject to dramatic price fluctuations and is highly volatile. We will need to perform an analysis each quarter to identify whether events or changes in circumstances indicate that our digital assets are impaired. Additionally, changes in accounting standards or interpretations with respect to digital assets may have a material adverse effect on our financial results and the market price of our securities. As a result, volatility in our earnings may be significantly more than what we experienced in prior periods.

Digital asset holdings are less liquid than cash and cash equivalents and may not be able to serve as a source of liquidity for us to the same extent as cash and cash equivalents.

Historically, the digital asset market has been characterized by significant volatility in price, limited liquidity and trading volumes compared to sovereign currencies markets, concerns regarding pseudonymity of digital asset addresses, a developing regulatory landscape, potential susceptibility to market abuse and manipulation, compliance and internal control failures at exchanges, and various other risks inherent in its entirely electronic, virtual form and decentralized network. During times of market instability, we may not be able to sell our digital assets at favorable prices or at all. As a result, digital asset holdings may not be able to serve as a source of liquidity for us to the same extent as cash and cash equivalents. Further, digital assets we hold with our custodians and transact with our trade execution partners do not enjoy the same protections or insurance as are available to cash or securities deposited with or transacted by institutions subject to regulation by the Federal Deposit Insurance Corporation or the Securities Investor Protection Corporation. Additionally, we may be unable to enter into term loans or other capital raising transactions collateralized by our unencumbered digital assets or otherwise generate funds using our digital asset holdings, including in particular during times of market instability or when the price of digital assets has declined significantly. If we are unable to sell our digital assets, enter into additional capital raising transactions, including capital raising transactions using ATH as collateral, or otherwise generate funds using our ATH holdings, or if we are forced to sell our digital assets at a significant loss, in order to meet our working capital requirements, our business and financial condition could be negatively impacted.

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The availability of spot exchange-traded products for digital assets may adversely affect the market price of our listed securities.

Although bitcoin and other digital assets have experienced a surge of investor attention since bitcoin was first released to the public in 2008, until recently investors in the United States had limited means to gain direct exposure to digital assets through traditional investment channels, and instead generally were only able to hold many digital through “hosted” wallets provided by digital asset service providers or through “unhosted” wallets that expose the investor to risks associated with loss or hacking of their private keys. Given the relative novelty of digital assets, general lack of familiarity with the processes needed to hold digital assets directly, as well as the potential reluctance of financial planners and advisers to recommend direct digital asset holdings to their retail customers because of the manner in which such holdings are custodied, some investors have sought exposure to bitcoin and other digital assets through investment vehicles that hold such digital assets and issue shares representing fractional undivided interests in their underlying digital asset holdings. These vehicles, which were previously offered only to “accredited investors” on a private placement basis, have in the past traded at substantial premiums (and sometimes discounts) to net asset value, possibly due to the relative scarcity of traditional investment vehicles providing investment exposure to digital assets.

On January 10, 2024, the SEC approved the listing and trading of spot bitcoin exchange-traded products (“ETPs”), the shares of which can be sold in public offerings and are traded on U.S. national securities exchanges. The approved ETPs commenced trading directly to the public on January 11, 2024, with a trading volume of $4.6 billion on the first trading day. To the extent investors view our common stock as providing exposure to digital assets, it is possible that the value of our common stock may also include a premium over the value of our digital asset holdings due to the prior scarcity of traditional investment vehicles providing investment exposure to digital assets, and that the value of our common stock may decline in the event that investors have a greater range of options to gain exposure to digital assets if additional ETPs are approved and investors choose to gain such exposure to digital assets, including, potentially, ATH, through ETPs rather than our common stock. The listing and trading of spot ETPs for digital assets offers investors another alternative to gain exposure to digital assets, which could result in a decline in the trading price of ATH as well as a decline in the value of our common stock relative to the value of our ATH holdings.

Although we are an operating company, and we believe we offer a different value proposition than a digital asset investment vehicle such as a spot ETP, investors may nevertheless view our common stock as an alternative to an investment in an ETP, and choose to purchase shares of a spot ETP instead of our common stock. They may do so for a variety of reasons, including if they believe that ETPs offer a “pure play” exposure to digital assets that is generally not subject to federal income tax at the entity level as we are, or the other risk factors applicable to an operating business, such as ours. Additionally, unlike spot ETPs, we (i) do not seek for our shares of common stock to track the value of the underlying digital assets we hold before payment of expenses and liabilities, (ii) do not benefit from various exemptions and relief under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including Regulation M, and other securities laws, which enable ETPs to continuously align the value of their shares to the price of the underlying assets they hold through share creation and redemption, (iii) are a Delaware corporation rather than a statutory trust, and do not operate pursuant to a trust agreement that would require us to pursue one or more stated investment objectives, and (iv) are not required to provide daily transparency as to our digital asset holdings or our daily net asset value. Furthermore, recommendations by broker-dealers to buy, hold, or sell complex products and non-traditional ETPs, or an investment strategy involving such products, may be subject to additional or heightened scrutiny that would not be applicable to broker-dealers making recommendations with respect to our common stock. Based on how we are viewed in the market relative to ETPs, and other vehicles which offer economic exposure to digital assets, any premium or discount in our common stock relative to the value of our digital asset holdings may increase or decrease in different market conditions.

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As a result of the foregoing factors, availability of spot ETPs for digital assets could have a material adverse effect on the market price of our listed securities.

Digital asset lending arrangements may expose us to risks of borrower default, operational failures and cybersecurity threats.

Although we are not initially planning to lend ATH or other digital assets to counterparties, from time to time, we may generate income through lending of digital assets, which carries significant risks. The volatility of such digital assets increases the likelihood that borrowers may default due to market downturns, liquidity crises, fraud or other financial distress. These lending transactions may be unsecured, and so may be subordinated to secured debt of the borrower. If a borrower becomes insolvent, we may be unable to recover the loaned digital assets, leading to substantial financial losses.

Additionally, digital asset lending platforms are vulnerable to operational and cybersecurity risks. Technical failures, software bugs or system outages could disrupt lending activities, delay transactions or result in inaccurate record-keeping. Cybersecurity threats, including hacking, phishing and other malicious attacks, pose further risks, potentially leading to the loss, theft or misappropriation of our loaned digital assets. A successful cyberattack or security breach could materially and adversely impact our financial position, reputation and ability to conduct future lending activities.

Decentralized finance arrangements may expose us to risks of smart contract risk, operational failures and cybersecurity threats.

From time to time, we may generate income through the use of digital assets including ATH or stablecoins in decentralized protocols including decentralized finance (“DeFi”) applications. DeFi applications include over-collateralized borrow-lend vaults, token-exchange pools, and other financial or commercial arrangements. Although these protocols are largely designed to limit counterparty risk in transactions, they introduce novel risks relating to software code bugs, liquidation risks, and governance risks that are designed to operate in decentralized environments but can be subject to failures or exploits. In addition: (a) network congestion or downtime can increase the likelihood of asset loss or liquidation; (b) the volatility of digital assets deployed into DeFi applications may increase the likelihood of liquidation due to market downturns, liquidity crises, governance attacks or other exploits, leading to substantial financial losses; (c) the uncertainty in the accounting treatment of certain DeFi applications; (d) DeFi applications generally operate on a user-to-protocol basis where a user of a DeFi application does not know the identity of other parties utilizing the DeFi application; and (e) the use of monitoring and forensics software to mitigate risks of engaging in DeFi application may not prevent engaging in DeFi pools that are also used by bad actors.

The reliance on open-source code by digital asset networks exposes us to risks related to competitive networks and products built on such code, the failure of individuals to maintain that code, and discovery of security vulnerabilities that could threaten the ability of such networks to operate.

Digital asset networks are open-source projects and, although there may be an influential group of leaders in the network community, generally there is no official developer or group of developers that formally controls the digital asset network. Without guaranteed financial incentives, there may be insufficient resources to address emerging issues, upgrade security or implement necessary improvements to the network in a timely manner. If the digital asset network’s software is not properly maintained or developed, it could become vulnerable to security threats, operational inefficiencies and reduced trust, all of which could negatively impact the digital assets’ long-term viability and our business.

The lack of legal recourse and insurance for digital assets increases the risk of total loss in the event of theft or destruction.

Digital assets that we acquire may not be insured against theft, loss or destruction. If an event occurs where we lose our digital assets, whether due to cyberattacks, fraud or other malicious activities, we may not have any viable legal recourse or ability to recover the lost assets. Unlike funds held in insured banking institutions, our digital assets are not protected by the Federal Deposit Insurance Corporation or the Securities Investor Protection Corporation. If our digital assets are lost under circumstances that render another party liable, there is no guarantee that the responsible party will have the financial resources to compensate us. As a result, we and our stockholders could face significant financial losses.

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The Company will face risks relating to the custody of its digital assets. If we or our third-party service providers experience a security breach or cyberattack and unauthorized parties obtain access to our private keys, or if our private keys are lost or destroyed, or other similar circumstances or events occur, we may lose some or all of our digital assets and our financial condition and results of operations could be materially adversely affected.

We expect our primary counterparty risk with respect to our ATH will be custodian performance obligations under the custody arrangements we enter into. A series of recent high-profile bankruptcies, closures, liquidations, regulatory enforcement actions and other events relating to companies operating in the digital asset industry, the closure or liquidation of certain financial institutions that provided lending and other services to the digital assets industry, SEC enforcement actions against other providers, or placement into receivership or civil fraud lawsuit against digital asset industry participants have highlighted the perceived and actual counterparty risk applicable to digital asset ownership and trading. The legal framework governing digital asset ownership and rights in custodial or insolvency contexts remains uncertain and continues to evolve. In the event of a custodian’s insolvency, we may be treated as an unsecured creditor, which could result in unexpected losses, protracted recovery processes, or adverse treatment in insolvency proceedings. Legal precedent created in these bankruptcy and other proceedings may increase the risk of future rulings adverse to our interests in the event one or more of our custodians becomes a debtor in a bankruptcy case or is the subject of other liquidation, insolvency or similar proceedings.

While our custodians will be subject to regulatory regimes intended to protect customers in the event of a custodial bankruptcy, receivership or similar insolvency proceeding, no assurance can be provided that our custodially held ATH will not become part of the custodian’s insolvency estate if one or more of our custodians enters bankruptcy, receivership or similar insolvency proceedings. Additionally, if we pursue any strategies to create income streams or otherwise generate funds using our ATH holdings, we would become subject to additional counterparty risks. We will need to carefully evaluate market conditions, including price volatility as well as service provider terms and market reputations and performance, among others, prior to implementing any such strategy, all of which could effect our ability to successfully implement and execute on any such future strategy. These risks, along with any significant non-performance by counterparties, including in particular the custodian or custodians with which we will custody substantially all of our ATH, could have a material adverse effect on our business, prospects, financial condition, and operating results.

We face risks relating to the use of third-party trading platforms in connection with our Aethir-focused strategy.

We intend to use third-party trading platforms, which we believe are reputable, as well as reputable over-the-counter brokers to purchase ATH for our treasury. As part of our process in determining transactions with third-party exchanges, we search for reputable exchanges that have industry standard policies and procedures in place regarding data security and customer diligence related to anti-money laundering, Office of Foreign Assets Control and know-your client rules and regulations. If any of these third-party exchanges no longer meet our standards or if there is a decrease in reputable third-party exchanges, we may need to find additional counterparties and enter into additional agreements that could be on less favorable terms, which could have a material adverse effect on our business, financial condition or the results of our operations.

The irreversibility of digital asset transactions exposes us to risks of theft, loss and human error, which could negatively impact our business.

Digital asset transactions, including those involving smart contracts and DeFi protocols, are not, from an administrative perspective, reversible without the consent and active participation of the recipient of the transaction or, in theory, control or consent of a majority of the processing power on that digital asset network. Once a transaction has been verified and recorded in a block that is added to the blockchain, an incorrect transfer of digital assets or a theft of digital assets generally will not be reversible, and we may not be capable of seeking compensation for any such transfer or theft. In addition, smart contracts and DeFi protocols may contain bugs, security vulnerabilities or poorly designed permission structures that could result in the irreversible loss of digital assets. Exploits, including those stemming from admin key misuse, admin key compromise, or protocol flaws, have occurred in the past and may occur in the future. Although we plan to regularly transfer digital assets to or from vendors, consultants and service providers, it is possible that, through computer or human error, or through theft or criminal action, such assets could be transferred in incorrect amounts or to unauthorized third parties. To the extent we are unable to seek a corrective transaction to identify the third party which has received our digital assets through error or theft, we will be unable to revert or otherwise recover the impacted digital assets, and any such loss could adversely affect our business, results of operations and financial condition.

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We will be subject to significant competition in the growing digital asset industry and the Company’s business, operating results, and financial condition may be adversely affected if the Company is unable to compete effectively.

Following the launch of the Company’s proposed digital asset treasury strategy, the Company will operate in a competitive environment and will compete against other companies and other entities with similar strategies, including companies with significant holdings in ATH and other digital assets, and the Company’s business, operating results, and financial condition may be adversely affected if the Company is unable to compete effectively.

Aethir is subject to the risk of technological obsolescence, including competition from emerging blockchain and artificial intelligence protocols.

The digital asset ecosystem is characterized by rapid technological innovation, short development cycles, and intense competition among blockchains and related infrastructure providers. Aethir faces intense competition among existing protocols, such as io.net, Akash and Render, and new entrants that are currently being developed. Competitors may in the future offer superior scalability, security, interoperability, decentralization, programmability and adoption, and may attract developers away from the Aethir ecosystem. Advancements in AI and blockchain technology are likely to accelerate the development of such protocols, including the development of additional networks that natively integrate AI into consensus mechanisms and other core features. If Aethir is unable to evolve to address such increased competition or if market participants believe that Aethir’s core technology stack is outdated or less attractive compared with other blockchain networks, Aethir may be considered technologically obsolete by the next generation of protocols. The decline in the Aethir network would materially impact the market value of ATH and adversely affect the value of our ATH treasury holdings and our stock price.

A cyberattack or other malicious attack on the Aethir network could have a material impact on the value of ATH held by the Company.

Digital assets and the entities that provide services to participants in blockchain ecosystems have been, and may in the future be, subject to security breaches, cyberattacks, or other malicious activities. For example, in October 2021 it was reported that hackers exploited a flaw in the account recovery process and stole from the accounts of at least 6,000 customers of the Coinbase exchange, although the flaw was subsequently fixed and Coinbase reimbursed affected customers. Similarly, in November 2022, hackers exploited weaknesses in the security architecture of the FTX Trading digital asset exchange and reportedly stole over $400 million in digital assets from customers. A successful security breach or cyberattack could result in:

•	a partial or total loss of our digital assets in a manner that may not be covered by insurance or the liability provisions of the custody agreements with the custodians who hold our digital assets;

•	harm to our reputation and brand;

•	improper disclosure of data and violations of applicable data privacy and other laws; or

•	significant regulatory scrutiny, investigations, fines, penalties, and other legal, regulatory, contractual and financial exposure.

Further, any actual or perceived data security breach or cybersecurity attack directed at other companies with digital assets or companies that operate digital asset networks, regardless of whether we are directly impacted, could lead to a general loss of confidence in the broader Aethir ecosystem or in the use of the Aethir network to conduct financial transactions, which could negatively impact us.

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Attacks upon systems across a variety of industries, including industries related to Aethir, are increasing in frequency, persistence, and sophistication, and, in many cases, are being conducted by sophisticated, well organized groups and individuals, including state actors. The techniques used to obtain unauthorized, improper or illegal access to systems and information (including personal data and digital assets), disable or degrade services, or sabotage systems are constantly evolving, may be difficult to detect quickly, and often are not recognized or detected until after they have been launched against a target. These attacks may occur on our systems or those of our third-party service providers or partners. We may experience breaches of our security measures due to human error, malfeasance, insider threats, system errors or vulnerabilities or other irregularities. In particular, we expect that unauthorized parties will attempt to gain access to our systems and facilities, as well as those of our partners and third-party service providers, through various means, such as hacking, social engineering, phishing and fraud. Threats can come from a variety of sources, including criminal hackers, hacktivists, state intrusions, industrial espionage, and insiders. In addition, certain types of attacks could harm us even if our systems are left undisturbed. For example, certain threats are designed to remain dormant or undetectable, sometimes for extended periods of time, or until launched against a target and we may not be able to implement adequate preventative measures. Further, there has been an increase in such activities due to the increase in work arrangements. The risk of cyberattacks could also be increased by cyberwarfare in connection with the ongoing war in Ukraine and conflicts in the Middle East, or other future conflicts, including potential proliferation of malware into systems unrelated to such conflicts. Any future breach of our operations or those of others in the Aethir industry, including third-party services on which we rely, could materially and adversely affect our financial condition and results of operations.

The emergence or growth of other digital assets, including those with significant private or public sector backing, including by governments, consortiums or financial institutions, could have a negative impact on the price of ATH and adversely affect the Company’s securities.

Following the launch of the Company’s proposed digital asset treasury strategy, as a result of our Treasury Strategy, we expect our assets to be concentrated in ATH holdings. Accordingly, the emergence or growth of digital assets other than ATH, including those with significant private or public sector backing, including by governments, consortiums or financial institutions, may have a material adverse effect on our financial condition. Aethir has experienced considerable growth in market capitalization from September 2024 to September 2025. However, there are numerous alternative digital assets and many entities, including consortiums and financial institutions, are researching and investing resources into private or permissioned blockchain platforms. If the mechanisms or network effects on alternative blockchain platforms are perceived as superior to the Aethir network, those digital assets could gain market share relative to Aethir.

Many of the blockchain applications on large blockchain networks involve the use of “stablecoins,” which are designed to maintain a constant price related to or based on some other asset or traditional currency because of, for instance, their issuers’ promise to hold high-quality liquid assets (such as U.S. dollar deposits and short-term U.S. treasury securities) equal to the total value of stablecoins in circulation. In July 2025, the U.S. President signed into law the “GENIUS Act,” which establishes a federal framework for “payment stablecoins,” treating them as payment systems, not securities, and mandating fiat-backed reserves, monthly disclosures, anti-money laundering safeguards, and similar measures. Stablecoins have grown rapidly as a medium of exchange and store of value, particularly on digital asset trading platforms, and their use as an alternative to digital assets such as bitcoin could expand further as rules are promulgated under the GENIUS Act. Stablecoins are an important aspect of many blockchain ecosystems, and if such blockchains are deemed more attractive than Aethir as a result of the growth of stablecoins, that may impact the attractiveness of Aethir and therefore the value of ATH.

Additionally, central banks in some countries have started to introduce digital forms of legal tender. For example, China’s central bank digital currency (“CBDC”) project was made available to consumers in January 2022, and governments including the United States, the United Kingdom, the European Union, and Israel have been discussing the potential creation of new CBDCs. Whether or not they incorporate blockchain or similar technology, CBDCs, as legal tender in the issuing jurisdiction, could also compete with, or replace, other digital assets as a medium of exchange or store of value. As a result, the emergence or growth of these or other digital assets could cause the market price of ATH to decrease, which could have a material adverse effect on our business, prospects, financial condition, and operating results.

If we lose key personnel, if we fail to recruit additional highly skilled personnel, or if we lose the services of our Asset Manager, our ability to operate and manage our digital asset treasury strategy will be impaired.

Our ability to operate and manage our digital asset treasury strategy depends upon our ability to attract and retain highly qualified personnel, members of our executive team, or other key personnel. In addition, we entered into the Asset Management Agreement in connection with the management of our digital asset treasury, and therefore we’ll rely heavily on the services of our Asset Manager for the management of our digital asset treasury and for strategic guidance relating to our business, operations, growth initiatives and industry trends in the crypto technology sector. The loss of the services of any of our executive officers, key employees, or the Asset Manager, or our inability to find suitable replacements, could result in significant disruptions to our operations and management of our digital assets.

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USE OF PROCEEDS

We will not receive any proceeds from the sale of the Shares by the selling stockholders. However, we may receive proceeds from the exercise of the Warrants, assuming the exercise of such Warrants for cash. We will use these proceeds for the Treasury Strategy and for general corporate and working capital purposes, or for other purposes that our Board, in its good faith, deems to be in the best interest of our Company. We have agreed to bear the expenses relating to the registration of the offer and resale by the selling stockholders of the Shares being offered hereby.

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DESCRIPTION OF CAPITAL STOCK

The following description summarizes the material terms of our capital stock. This summary is, however, subject to the provisions of our certificate of incorporation and bylaws. For greater detail about our capital stock, please refer to our certificate of incorporation and bylaws.

General

Our authorized capital stock consists of 200,000,000 shares of common stock, and 20,000,000 shares of preferred stock, $0.01 par value per share (“Preferred Stock”). Out of the Preferred Stock, as of November 21, 2025, 2,300,000 shares have been designated Series B Convertible Preferred Stock, of which 79,246 shares were outstanding.

The outstanding shares of our common stock and Preferred Stock are fully paid and nonassessable.

The Series B Convertible Preferred Stock is convertible into 2 shares of common stock, subject to a 4.99% beneficial ownership blocker.

Our board of directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series and, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereon. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of common stock without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing the series of Preferred Stock.

Common Stock

As of November 21, 2025, we had 3,393,516 shares of common stock outstanding held by approximately 183 stockholders of record.

Voting Rights. The holders of our common stock are entitled to one vote for each outstanding share of common stock owned by that shareholder on every matter properly submitted to the shareholders for their vote. Shareholders are not entitled to vote cumulatively for the election of directors.

Dividend Rights. Subject to the dividend rights of the holders of any outstanding series of preferred stock, holders of our common stock are entitled to receive ratably such dividends and other distributions of cash or any other right or property as may be declared by our board of directors out of our assets or funds legally available for such dividends or distributions.

Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our common stock would be entitled to share ratably in our assets that are legally available for distribution to shareholders after payment of liabilities and after the satisfaction of any liquidation preference owed to the holders of any Preferred Stock.

Conversion, Redemption and Preemptive Rights. Holders of our common stock have no conversion, redemption, preemptive, subscription or similar rights.

Anti-Takeover Provisions

Bylaws. Certain provisions of our Bylaws could have anti-takeover effects. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our corporate policies formulated by our board of directors. In addition, these provisions also are intended to ensure that our board of directors will have sufficient time to act in what our board of directors believes to be in the best interests of our Company and our shareholders. Nevertheless, these provisions could delay or frustrate the removal of incumbent directors or the assumption of control of us by the holder of a large block of common stock, and could also discourage or make more difficult a merger, tender offer, or proxy contest, even if such event would be favorable to the interest of our shareholders. These provisions are summarized below.

Advance Notice Provisions for Raising Business or Nominating Directors. Sections 2.09 and 2.10 of our Bylaws contain advance-notice provisions relating to the ability of shareholders to raise business at a shareholder meeting and make nominations for directors to serve on our board of directors. These advance-notice provisions generally require shareholders to raise business within a specified period of time prior to a meeting in order for the business to be properly brought before the meeting.

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Number of Directors and Vacancies. Our Bylaws provide that the exact number of directors shall be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the entire board of directors, provided that the maximum number of directors shall be seven. The board of directors is divided into three classes, as nearly equal in number as possible, designated: Class I, Class II and Class III (each, a “Class”). In the case of any increase or decrease, from time to time, in the number of directors, the number of directors in each class shall be apportioned as nearly equal as possible. Except as otherwise provided in the Certificate of Incorporation, each director serves for a term ending on the date of the third annual meeting of the Company’s stockholders following the annual meeting at which such director was elected; provided, that the term of each director shall continue until the election and qualification of a successor and be subject to such director’s earlier death, resignation or removal. Vacancies on the board of directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors may be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director.

Delaware Law. We are subject to Section 203 of the Delaware General Corporation Law. This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

•	prior to such date, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•	on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual meeting or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or
•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation, or an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of a corporation at any time within three years prior to the time of determination of interested stockholder status; and any entity or person affiliated with or controlling or controlled by such entity or person.

These statutory provisions could delay or frustrate the removal of incumbent directors or a change in control of our company. They could also discourage, impede, or prevent a merger, tender offer, or proxy contest, even if such event would be favorable to the interests of stockholders. In addition, note that while Delaware law permits companies to opt out of its business combination statute, our Certificate of Incorporation does not include this opt-out provision.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Pacific Stock Transfer.

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Listing

The shares of our common stock are listed on Nasdaq under the symbol “POAI.” On November 21, 2025, the last reported sale price per share for our common stock as reported by Nasdaq was $6.48.

Preferred Stock

Our board of directors has the authority, without action by our stockholders, to designate and issue up to 20,000,000 shares of preferred stock in one or more series or classes and to designate the rights, preferences and privileges of each series or class, which may be greater than the rights of our common stock. The Board’s authority to issue preferred stock without stockholder approval could make it more difficult for a third party to acquire control of our company, and could discourage such attempt.

Series B Convertible Preferred Stock Outstanding

In connection with an offering of units that closed on August 31, 2015, we issued as part of the units 1,895,010 shares of Series B Convertible Preferred Stock pursuant to a Certificate of Designation approved by our Board.

The Series B Convertible Preferred Stock separated from the other securities included within the units as of February 29, 2016 and are currently convertible. As of November 21, 2025, 79,246 shares of Series B Convertible Preferred Stock remain outstanding.

The Series B Convertible Preferred Stock is convertible into two (2) shares of common stock. The number of shares of common stock issuable upon conversion of the Series B Convertible Preferred Stock is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock.

Upon the occurrence of a “Fundamental Transaction”, each share of Series B Convertible Preferred Stock shall be automatically converted into one share of common stock of the Company, subject to the beneficial ownership limitation discussed in the next paragraph. A “Fundamental Transaction” means that (i) the Company shall, directly or indirectly, in one or more related transactions, (1) consolidate or merge with or into (whether or not the Company is the surviving corporation) any other person unless the shareholders of the Company immediately prior to such consolidation or merger continue to hold more than 50% of the outstanding shares of voting stock after such consolidation or merger, or (2)sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of the properties and assets of the Company and its subsidiaries, taken as a whole, to any other person, or (3) allow any other person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of voting stock of the Company (not including any shares of voting stock of the Company held by the person or persons making or party to, or associated or affiliated with the persons making or party to, such purchase, tender or exchange offer), or (4) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other person whereby such other person acquires more than 50% of the outstanding shares of voting stock of the Company (not including any shares of voting stock of the Company held by the other person or other persons making or party to, or associated or affiliated with the other persons making or party to, such stock or share purchase agreement or other business combination), or (ii) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act and the rules and regulations promulgated thereunder), other than a Permitted Holder, is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding voting stock of the Company.

The Series B Convertible Preferred Stock is not convertible by the holder of such preferred stock to the extent (and only to the extent) that the holder or any of its affiliates would beneficially own in excess of 4.99% of the common stock of the Company. For purposes of the limitation described in this paragraph, beneficial ownership and all determinations and calculations are determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

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The Series B Convertible Preferred Stock has no voting rights, except that the holders of shares of a majority of the Series B Convertible Preferred Stock will be required to effect or validate any amendment, alteration or repeal of any of the provisions of the Certificate of Designation that materially adversely affects the powers, preferences or special rights of the Series B Convertible Preferred Stock, whether by merger or consolidation or otherwise; provided, however, that (i) in the event of an amendment to terms of the Series B Convertible Preferred Stock, including by merger or consolidation, so long as the Series B Convertible Preferred Stock remains outstanding with the terms thereof materially unchanged, or the Series B Convertible Preferred Stock is converted into, preference securities of the surviving entity, or its ultimate parent, with such powers, preferences or special rights that are, in the good faith determination of the Board of the Company, taken as a whole, not materially less favorable to the holders of the Series B Convertible Preferred Stock than the powers, preferences or special rights of the Series B Convertible Preferred Stock in effect prior to such amendment or the occurrence of such event, taken as a whole, then such amendment or the occurrence of such event will not be deemed to materially and adversely affect such powers, preferences or special rights of the Series B Convertible Preferred Stock and (ii) the authorization, establishment or issuance by the Corporation of any other series of preferred stock with powers, preferences or special rights that are senior to or on a parity with the Series B Preferred Stock, including, but not limited to, powers, preferences or special rights with respect to dividends, distributions or liquidation preferences, shall not be deemed to materially and adversely affect the power, preferences or special rights of the Series B Preferred Stock, and in the case of either clause (i) or (ii), the holders shall not have any voting rights with respect thereto, and provided further that, (iii) prior to the date that is the six month anniversary of the Issuance Date, no amendment, alteration or repeal of any of the provisions of this Certificate of Designation shall be made that affects the powers, preferences or special rights of the Series B Preferred Stock in any manner, whether by merger or consolidation or otherwise. An amendment to the terms of the Series B Convertible Preferred Stock only requires the vote of the holders of Series B Convertible Preferred Stock.

With respect to payment of dividends and distribution of assets upon liquidation or dissolution or winding up of the Company, the Series B Convertible Preferred Stock shall rank equal to the common stock of the Company. No sinking fund has been established for the retirement or redemption of the Series B Convertible Preferred Stock. As such, the Series B Convertible Preferred Stock is not subject to any restriction on the repurchase or redemption of shares by the Company due to an arrearage in the payment of dividends or sinking fund installments.

The Series B Convertible Preferred Stock also has no liquidation rights or preemption rights, and there are no special classifications of our Board related to the Series B Convertible Preferred Stock.

The shares of common stock issuable upon conversion of the Series B Convertible Preferred Stock have been duly authorized, validly issued and fully paid and are non-assessable. We have authorized and reserved at least that number of shares of common stock equal to the number of shares of common stock issuable upon conversion of all outstanding Series B Convertible Preferred Stock.

THE HOLDER OF SERIES B CONVERTIBLE PREFERRED STOCK DO NOT POSSESS ANY RIGHTS AS A STOCKHOLDER UNDER THE SHARES OF SERIES B CONVERTIBLE PREFERRED STOCK UNTIL THE HOLDER CONVERTS THE SHARES OF SERIES B CONVERTIBLE PREFERRED STOCK.

There is no established public trading market for our Series B Convertible Preferred Stock, and we do not expect a market to develop. We do not intend to apply to list Series B Convertible Preferred Stock on any securities exchange. Without an active market, the liquidity of the Series B Convertible Preferred Stock will be limited.

Warrants

Cash PIPE Warrants

As of November 21, 2025, there are outstanding Cash PIPE Warrants to purchase up to 1,855,151 Cash PIPE Warrant Shares. The following summary of certain terms and provisions of the Cash PIPE Warrants is not complete and is subject to the full text of the form of Cash PIPE Warrant. For a complete description of the terms of the Cash PIPE Warrants, reference is made to the form of Cash PIPE Warrant filed as an exhibit to the registration statement of which this prospectus forms a part.

Duration and Exercise Price. The Cash PIPE Warrants have an exercise price of $0.01 per share. The aggregate exercise price, except for the nominal exercise price of $0.01 per share, was pre-funded to us at the time of issuance. The Cash PIPE Warrants are exercisable at any time after the initial exercise date until exercised in full; they do not have a fixed expiration date.

Exercisability. The Cash PIPE Warrants may be exercised by delivery of a duly executed notice of exercise and payment of the nominal exercise price. The Cash PIPE Warrants may also be exercised on a cashless basis under certain circumstances.

Adjustments. The exercise price and the number of Cash PIPE Warrant Shares issuable upon exercise are subject to adjustment in the event of stock dividends, stock splits, combinations, reclassifications, and similar events.

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Transferability. The Cash PIPE Warrants are transferable, subject to compliance with applicable securities laws and the terms of the Cash PIPE Warrant and Cash SPA.

Rights as a Stockholder. Holders of Cash PIPE Warrants are not entitled to voting rights, dividends, or other rights as stockholders of the Company prior to exercise.

Redemption. We are not required to net cash settle the Cash PIPE Warrants and there are no redemption or call provisions.

Beneficial Ownership Limitation. The Cash PIPE Warrants may not be exercised if, after giving effect to such exercise, the holder would beneficially own more than a specified percentage (as set forth in the Cash PIPE Warrant) of the outstanding common stock.

Governing Law. The Cash PIPE Warrants are governed by the laws of the State of New York.

Agent Warrants

As of November 21, 2025, there are outstanding Agent Warrants to purchase up to 218,335 Agent Warrant Shares. The following summary of certain terms and provisions of the Agent Warrants is not complete and is subject to the full text of the form of Agent Warrant. For a complete description of the terms of the Agent Warrants, reference is made to the form of Agent Warrant filed as an exhibit to the registration statement of which this prospectus forms a part.

Duration and Exercise Price. The Agent Warrants have an exercise price of $11.6265 per share. The Agent Warrants are exercisable at any time on or after the initial exercise date and on or prior to 5:00 p.m. (New York City time) on the fifth anniversary of the issue date, unless earlier exercised or terminated in accordance with their terms.

Exercisability. The Agent Warrants may be exercised by delivery of a duly executed notice of exercise and payment of the exercise price. The Agent Warrants may also be exercised on a cashless basis under certain circumstances, including if there is no effective registration statement covering the resale of the Agent Warrant Shares.

Adjustments. The exercise price and the number of Agent Warrant Shares issuable upon exercise are subject to adjustment in the event of stock dividends, stock splits, combinations, reclassifications, and similar events.

Transferability. The Agent Warrants are transferable, subject to compliance with applicable securities laws and the terms of the Agent Warrant and the applicable agreements.

Rights as a Stockholder. Holders of Agent Warrants are not entitled to voting rights, dividends, or other rights as stockholders of the Company prior to exercise.

Redemption. We are not required to net cash settle the Agent Warrants and there are no redemption or call provisions.

Beneficial Ownership Limitation. The Agent Warrants may not be exercised if, after giving effect to such exercise, the holder would beneficially own more than 4.99% (which may be increased to up to 9.99% upon notice) of the outstanding common stock.

Governing Law. The Agent Warrants are governed by the laws of the State of New York.

Advisor Warrants

As of November 21, 2025, there are outstanding Advisor Warrants to purchase up to 1,348,906 Advisor Warrant Shares. The following summary of certain terms and provisions of the Advisor Warrants is not complete and is subject to the full text of the form of Advisor Warrant. For a complete description of the terms of the Advisor Warrants, reference is made to the form of Advisor Warrant filed as an exhibit to the registration statement of which this prospectus forms a part.

Duration and Exercise Price. The Advisor Warrants have an exercise price of $11.6265 per share. The Advisor Warrants are exercisable at any time on or after the initial exercise date and on or prior to 5:00 p.m. (New York City time) on the fifth anniversary of the issue date, unless earlier exercised or terminated in accordance with their terms.

Exercisability. The Advisor Warrants may be exercised by delivery of a duly executed notice of exercise and payment of the exercise price. The Advisor Warrants may also be exercised on a cashless basis under certain circumstances, including if there is no effective registration statement covering the resale of the Advisor Warrant Shares.

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Adjustments. The exercise price and the number of Advisor Warrant Shares issuable upon exercise are subject to adjustment in the event of stock dividends, stock splits, combinations, reclassifications, and similar events.

Transferability. The Advisor Warrants are transferable, subject to compliance with applicable securities laws and the terms of the Advisor Warrant and the applicable agreements.

Rights as a Stockholder. Holders of Advisor Warrants are not entitled to voting rights, dividends, or other rights as stockholders of the Company prior to exercise.

Redemption. We are not required to net cash settle the Advisor Warrants and there are no redemption or call provisions.

Beneficial Ownership Limitation. The Advisor Warrants may not be exercised if, after giving effect to such exercise, the holder would beneficially own more than 4.99% (which may be increased to up to 9.99% upon notice) of the outstanding common stock.

Governing Law. The Advisor Warrants are governed by the laws of the State of New York.

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SELLING STOCKHOLDERS

This prospectus covers the resale by the selling stockholders of up to 5,970,181 Shares that have been or may be issued by us to the selling stockholders under the arrangements and agreements described herein. When we refer to the “selling stockholders” in this prospectus, we mean the persons and entities listed in the table below, and their respective pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling stockholders’ interests in the Shares. We do not know how long the selling stockholders will hold the Shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale of any of the Shares.

The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholders as of November 21, 2025 and the number of shares of our common stock being offered pursuant to this prospectus.

The table below (i) lists the selling stockholders and other information regarding the Shares beneficially owned by the selling stockholder; (ii) has been prepared based upon information furnished to us by the selling stockholders; and (iii) to our knowledge, is accurate as of the date of this prospectus. The selling stockholders may sell all, some or none of their Shares in this offering. The selling stockholders identified in the table below may have sold, transferred or otherwise disposed of some or all of its Shares since the date of this prospectus in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the selling stockholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly and as required.

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					Shares beneficially owned after the offering(1)(2)
Name of selling stockholder	Shares beneficially owned prior to this offering(1)		Maximum number of shares being offered		Number of shares	Percentage of class (3)
Hexstone Capital LLC	86,666	(4)	86,666	(4)	--	--%
Alpine Partners (BVI), L.P.	86,010	(5)	86,010	(5)	--	--%
Intracoastal Capital, LLC	38,007	(6)	21,503	(6)	16,504	* %
Orca Capital AG	17,202	(7)	17,202	(7)	--	--%
DNA Holdings Venture, Inc.	1,815,195	(8)	1,815,195	(8)	36,237	* %
Augustus Trading LLC	140,007	(10)	140,007	(10)	--	--%
Noam Rubinstein	68,776	(9)(11)	68,776	(11)	--	--%
Wilson Drive Holdings LLC	7,369	(12)	7,369	(12)	--	--%
Charles Worthman	2,183	(9)(13)	2,183	(13)	--	--%
Mark Alexander Borsten	860,104	(14)	860,104	(12)	--	--%
Socratix Holdings Limited	430,051	(15)	430,051	(13)	--	--%
Weiyu Luo	430,052	(16)	430,052	(14)	--	--%
Zhao Lili	172,020	(17)	172,020	(15)	--	--%
SLN Capital Limited	258,031	(18)	258,031	(16)	--	--%
Diametric True Alpha Enhanced Market Neutral Master Fund LP	215,025	(19)	215,025	(17)	--	--%
Prelude Opportunity Fund, LP	150,517	(20)	150,517	(18)	--	--%
Diametric True Alpha Market Neutral Master Fund, LP	11,352	(21)	11,352	(19)	--	--%
Hyperithm Pte. Ltd.	172,020	(22)	172,020	(20)	--	--%
Big Baboon Holdings SPC - Baboon Power SP	86,010	(23)	86,010	(21)	--	--%
ATW Master Fund V LP	86,010	(24)	86,010	(22)	--	--%
Flux Ventures Capital LP	86,010	(25)	86,010	(23)	--	--%
Yu Li Chun	86,010	(26)	86,010	(24)	--	--%
Tang Yijuan	86,010	(27)	86,010	(25)	--	--%
LifeSci Venture SPV 16, LLC	92,461	(29)	92,461	(26)	--	--%
Animoca Ventures SPC- Animoca Ventures I SP	86,010	(29)	86,010	(27)	--	--%
Solios, Inc.	86,010	(30)	86,010	(28)	--	--%
Auros Ventures Limited	86,010	(31)	86,010	(29)	--	--%
Anthony Chi Sing Lau	51,606	(32)	51,606	(30)	--	--%
Rubik Ventures Fund I LP	43,005	(33)	43,005	(31)	--	--%
Silverstone Venture Capital II Limited	43,005	(34)	43,005	(32)	--	--%
CC Ventures	43,005	(35)	43,005	(33)	--	--%
Hanwen Ding	43,005	(36)	43,005	(34)	--	--%
DNA Fund Global PFUND 12, S.A.	21,932	(37)	21,932	(35)	--	--%

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*	Represents beneficial ownership of less than one percent of the outstanding shares of our common stock.

(1)	Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to shares of common stock. Shares of common stock subject to options and warrants currently exercisable, or exercisable within 60 days, are counted as outstanding for computing the percentage of the person holding such options or warrants but are not counted as outstanding for computing the percentage of any other person. Substantially all of the warrants and convertible securities included in the table are subject to restrictions that prevent exercise to the extent that after the exercise the holder or its affiliates would beneficially own in excess of 4.99% of the Company’s outstanding common stock.

(2)	The amount and percentage of shares of our common stock that will be beneficially owned by the selling stockholders after completion of the offering assume that they will sell all shares of our common stock being offered pursuant to this prospectus.

(3)	Based on 3,393,516 shares of our common stock issued and outstanding as of November 21, 2025. All shares of our common stock being offered pursuant to this prospectus by a selling stockholder are counted as outstanding for computing the percentage beneficial ownership of such selling stockholder.

(4)	Includes 86,666 September Shares. Brendan O’Neil has voting control and investment discretion over the securities reported herein that are held by Hextone Capital, LLC (“Hextone”). As a result, Mr. O’Neil may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities reported herein that are held by Hextone. The address of Hextone is 3035 Fillmore St, Ste 303, San Francisco, CA 94123-4009.

(5)	Includes 86,010 September Shares. Amy Tarlowe (“Ms. Tarlowe”) has voting control and investment discretion over the securities reported herein that are held by Alpine Partner (BVI), L.P. (“Alpine”). As a result, Ms. Tarlowe may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities reported herein that are held by Alpine. The address of Alpine Partners (BVI) L.P. is c/o Alpine Global Management, LLC, 140B, 38th Floor, New York, NY 10005.

(6)	Includes (i) 16,504 Cash PIPE Warrant Shares and (ii) 21,502 September Shares. Mitchell P. Kopin and Daniel B. Asher, each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities reported herein that are held by Intracoastal. The address of Intracoastal is 245 Palm Trail, Delray Beach, FL 33483.

(7)	Includes 17,202 September Shares. Thomas Koenig has voting control and investment discretion over the securities reported herein that are held by Orca Capital AG (“Orca”). As a result, Mr. Koenig may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities reported herein that are held by Orca. The address of Orca is c/o CIBC World Markets, Attn: Abid Patel, 595 Bay St, 7th Floor, Toronto, ON M5G 2C2, Canada.

(8)	Includes (i) the August Shares, (ii) the Advisor Warrant Shares, and (iii) 430,052 Cash PIPE Warrant Shares. James P. Nash has voting control and investment discretion over the securities reported herein that are held by DNA Holdings Venture, Inc. (“DNA”). As a result, each of Mr. Nash and Shawn Matthews, as the Chief Executive Officer of DNA, may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities reported herein that are held by DNA. Mr. Matthews has served on the Company’s board of directors since October 2025. The address of DNA is 151 Calle De San Francisco, Ste 200, San Juan, PR 00901-1660.

(9)	Each of these selling stockholders is affiliated with H.C. Wainwright & Co., LLC, the placement agent under the September SPAs and a registered broker dealer with a registered address of H.C. Wainwright & Co., LLC, 430 Park Ave, 3rd Floor, New York, NY 10022, and each has sole voting and dispositive power over the securities held. The number of shares beneficially owned prior to this offering consist of shares of common stock issuable upon exercise of Agent Warrants, which were received as compensation in connection with the PIPE Offering. Each of these selling stockholders acquired the Agent Warrants in the ordinary course of business and, at the time the Agent Warrants were acquired, each of these selling stockholders had no agreement or understanding, directly or indirectly, with any person to distribute such securities. Such Agent Warrants are subject to restrictions that prevent exercise to the extent that after the exercise the holder or its affiliates would beneficially own in excess of 4.99% of the Company’s outstanding stock. The address for each of these selling stockholders is 430 Park Avenue, 3rd Floor, New York, NY 10022.

(10)	Includes 140,007 Agent Warrant Shares. Orsium Capital LLC, the authorized agent to Augustus Trading LLC, has discretionary authority to vote and dispose of the securities held by Augustus Trading LLC and may be deemed to be the beneficial owner (as determined under Section 13(d) of the Exchange Act) of these securities. Olivier Morali, in his capacity as managing member of Orsium Capital LLC, may also be deemed to have investment discretion and voting power over the shares held by Augustus Trading LLC. Orsium Capital LLC and Mr. Morali each disclaims any beneficial ownership of these securities.

(11)	Includes 68,776 Agent Warrant Shares.

(12)	Includes 7,369 Agent Warrant Shares. Mr. Craig Schwabe is the managing member Wilson Drive Holdings LLC and has the power to vote and dispose the securities held and may be deemed to be the beneficial owner (as determined under Section 13(d) of the Exchange Act) of these securities. Mr. Schwabe is affiliated with H.C. Wainwright & Co., LLC, a registered broker-dealer, with a registered address of 430 Park Ave, 3rd Floor, New York, NY 10022. The securities were acquired in the ordinary course of business and, at the time the securities were acquired, the selling stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

(13)	Includes 2,183 Agent Warrant Shares.

(14)	Includes (i) 709,987 Cash PIPE Warrant Shares and (ii) 105,117 September Shares. The address of Mark Alexander Borsten is Maashavenweg 142, 3072 AZ Rotterdam, Rotterdam 3072 AZ, Netherlands.

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(15)	Includes (i) 268,302 shares Cash PIPE Warrant Shares and (ii) 161,749 September Shares. The address of Socratix Holdings Limited is 146 Al Maghzi Street, Umm Seqeuim 2, Dubai, UAE.

(16)	Includes 430,052 September Shares. The address of Weiyu Luo is 2d Jalan Asuhan, Singapore 299362.

(17)	Includes 172,020 September Shares. The address of Zhao Lili is 57 Grange Road, #01-09 Gramercy Park, Singapore 249569.

(18)	Includes (i) 107,914 Cash PIPE Warrant Shares and (ii) 150,117 September Shares. The address of SLN Capital Limited is Trident Chambers PO Box 146, Road Town, British Virgin Islands.

(19)	Includes (i) 193,346 Cash PIPE Warrant Shares and (ii) 21,679 September Shares. Nainoor Thakore has voting control and investment discretion over the securities reported herein that are held by Diametric True Alpha Enhanced Market Neutral Master Fund LP (“Diametric Enhanced”). As a result, Mr. Thakore may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities reported herein that are held by Diametric Enhanced. The address of Diametric Enhanced is 131 Dartmouth St, Fl. 3, Boston, MA 02116-5297.

(20)	Includes (i) 135,342 Cash PIPE Warrant Shares and (ii) 15,175 September Shares. Nainoor Thakore has voting control and investment discretion over the securities reported herein that are held by Prelude Opportunity Fund, LP (“Prelude”). As a result, Mr. Thakore may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities reported herein that are held by Prelude. The address of Prelude is 131 Dartmouth St, Fl. 3, Boston, MA 02116-5297.

(21)	Includes (i) 10,208 Cash PIPE Warrant Shares and (ii) 1,144 September Shares. Nainoor Thakore has voting control and investment discretion over the securities reported herein that are held by Diametric True Alpha Market Neutral Master Fund LP (“Diametric”). As a result, Mr. Thakore may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities reported herein that are held by Diametric. The address of Diametric is 131 Dartmouth St, Fl. 3, Boston, MA 02116-5297.

(22)	Includes 172,020 September Shares. The address of Hyperithm Pte. Ltd. is 111 Somerset Road, #06-01H, Singapore 238164.

(23)	Includes 86,010 September Shares. The address of Big Baboon Holdings SPC - Baboon Power SP is 26/F, 18 Sheung Yuet Road, Kowloon Bay, Hong Kong.

(24)	Includes 86,010 September Shares. Antonio Ruiz-Gimenez has voting control and investment discretion over the securities reported herein that are held by ATW Master Fund V LP (“ATW”). As a result, Mr. Ruiz-Gimenez may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities reported herein that are held by ATW. The address of ATW is c/o ATW Partners, 1 Penn Plz Ste 4810, New York, NY 10119.

(25)	Includes 86,010 September Shares. The address of Flux Ventures Capital LP is 9 Keppel Bay View, #0538, Singapore 98407.

(26)	Includes 86,010 September Shares. The address of Yu Li Chun is 14F, No. 81, Kanding 3rd Rd., Tamsui Dis, New Taipei City, 251666, Taiwan.

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(27)	Includes 86,010 September Shares. The address of Tang Yijuan is 2d Jalan Asuhan, Singapore 299362.

(28)	Includes 92,461 September Shares. The address of LifeSci Venture SPV 16, LLC is 152 W 57th St, Fl 32, New York, NY 10019-3386.

(29)	Includes 86,010 September Shares. The address of Animoca Ventures SPC- Animoca Ventures I SP is 28/F Landmark South, 39 Yip Kan Street, Hong Kong.

(30)	Includes 86,010 September Shares. The address of Solios, Inc. is 1850 Gateway Dr, Fl 6, San Mateo, CA 94404-4060.

(31)	Includes 86,010 September Shares. The address of Auros Ventures Limited is 54 Main Street, Road Town, VG1110, British Virgin Islands.

(32)	Includes 51,606 September Shares. The address of Anthony Chi Sing Lau is 26/F, 18 Sheung Yuet Road, Kowloon Bay, Hong Kong.

(33)	Includes 43,005 September Shares. The address of Rubik Ventures Fund I LP is P.O. Box 10240, 4th Floor, Harbour Place, 103 South Church Street, George Town KY1-1002, Cayman Islands.

(34)	Includes 43,005 September Shares. The address of Silverstone Venture Capital II Limited is 18B, 888 Lai Chi Kok Road, Kowloon, Hong Kong.

(35)	Includes 43,005 September Shares. The address of CC Ventures is 38 Martin Road, 1308, Singapore 239059.

(36)	Includes 43,005 September Shares. The address of Hanwen Ding is 260 South Bridge Road #01-01, Singapore 58809.

(37)	Includes 21,932 September Shares. James P. Nash has voting control and investment discretion over the securities reported herein that are held by DNA Fund Global PFUND 12, S.A. (“DNA Fund”), an affiliate of DNA. As a result, each of Mr. Nash and Shawn Matthews, as the Chief Executive Officer of DNA, may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities reported herein that are held by DNA Fund. Mr. Matthews has served on the Company’s board of directors since October 2025. The address of DNA Fund is 151 Calle De San Francisco, Ste 200, San Juan, PR 00901-1660.

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DIVIDEND POLICY

We have never declared or paid any cash dividends on our shares of common stock and do not anticipate paying any cash dividends on our shares of common stock in the foreseeable future. Payment of cash dividends, if any, in the future will be at the discretion of our board of directors and will depend on applicable law and then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant.

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PLAN OF DISTRIBUTION

We are registering the resale by the selling stockholders of up to 5,970,181 Shares. As used herein, “selling stockholders” includes pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling stockholders’ interests in the selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. We will pay all fees and expenses incident to the registration of the securities to be offered and sold pursuant to this prospectus. The selling stockholders will bear all commissions and discounts, if any, attributable to their sale of securities.

The selling stockholders or their permitted transferees may, from time to time, sell any or all of Shares covered hereby on the Nasdaq stock market, or any other stock exchange, market or trading facility on which the Shares are traded or in private transactions. These sales may be at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. The selling stockholders may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	underwritten transactions;

•	block trades (which may involve a cross trade) in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the distribution of shares by any selling stockholder to its partners, members or stockholders;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of common stock will be paid by the selling stockholders and/or the purchasers.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker- dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

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The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We agreed to keep this prospectus effective until no selling stockholder owns any Shares.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale of securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

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LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon by DLA Piper LLP (US), New York, New York.

EXPERTS

The consolidated financial statements of Predictive Oncology Inc. (the “Company”) as of December 31, 2024 and for the year then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting. The audit report covering the December 31, 2024 consolidated financial statements contains an explanatory paragraph that states that the Company’s recurring losses from operations and accumulated deficit raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

The consolidated financial statements of Predictive Oncology Inc. (the Company) as of December 31, 2023 and for the year ended December 31, 2023 incorporated by reference in this Prospectus and in the Registration Statement have been so incorporated in reliance on the report of BDO USA, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

The Company’s website address is www.predictive-oncology.com. Information on the Company’s website, any subsection, page, or other subdivision of the Company’s website, or any website linked to by content on the Company’s website, is not part of this prospectus and you should not rely on that information unless that information is also in this prospectus or incorporated by reference in this prospectus.

This prospectus and any prospectus supplement are part of a registration statement on Form S-3 under the Securities Act we filed with the SEC and do not contain all of the information set forth in the registration statement and the exhibits to the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the indenture and other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC: We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished in Current Reports on Form 8-K filed under Item 2.02 or 7.01 of such form unless such form expressly provides to the contrary):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed on March 31, 2025 (the “Annual Report”);

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, June 30, 2025 and September 30, 2025, filed on May 14, 2025, August 13, 2025 and November 14, 2025, respectively;

•	Current Reports on Form 8-K and 8-K/A filed on January 6, 2025, January 6, 2025, February 19, 2025, March 5, 2025, March 20, 2025, April 18, 2025, June 6, 2025, June 11, 2025, July 8, 2025, July 11, 2025, July 18, 2025, July 24, 2025, September 2, 2025, September 12, 2025, September 25, 2025, September 30, 2025, October 8, 2025, October 16, 2025, October 29, 2025 and November 20, 2025; and

•	The description of the Company’s common stock filed as Exhibit 4.7 “Description of Registrant’s Securities” to the Annual Report.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering, excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement. You may request a copy of this information at no cost, by writing or telephoning us at the following address or telephone number:

Predictive Oncology Inc.
Attention: Corporate Secretary
91 43rd Street, Suite 110
Pittsburgh, Pennsylvania 15201
(412) 432-1500

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PREDICTIVE ONCOLOGY INC.

Up to 5,970,181 Shares of Common Stock

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PROSPECTUS

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November 24, 2025